THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                    FILED PURSUANT TO RULE 424A
                                                    REGISTRATION #333-30262
                  SUBJECT TO COMPLETION, DATED MARCH 24, 2000

PROSPECTUS

                                3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

    We are selling 3,000,000 shares of our common stock in a public offering in Belgium and the United States and in offerings to institutional investors in other European countries. The selling stockholders have granted the underwriters the right to purchase up to 450,000 additional shares of our common stock to cover over-allotments.

    Our common stock is currently traded on the NASD Electronic Bulletin Board under the symbol "VDSI." On March 23, 2000, the last sale price quoted on the NASD Electronic Bulletin Board was $19.25. We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "VDSI." We have also applied to have the common stock admitted for trading on the European Association of Securities Dealers' Automated Quotation, referred to as EASDAQ, under the "VDSI" symbol. Prior to this offering there has been no public market for our common stock in Europe.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                            ------------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to VASCO.........................   $           $

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The underwriters expect to deliver the shares to purchasers on or about
            , 2000.

                            ------------------------

                                  FORTIS BANK
FIRST ANALYSIS SECURITIES CORPORATION                H.C. WAINWRIGHT & CO., INC.
ARTESIA BANK N.V.                                                   BANK DEGROOF

                                          , 2000.

       [Graphic illustration of company description and product strategy]

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................       4

Risk Factors................................................       7

Price Range of Common Stock.................................      15

Use of Proceeds.............................................      16

Dividend Policy.............................................      16

Capitalization..............................................      17

Dilution....................................................      18

Selected Consolidated Financial Data........................      19

Management's Discussion and Analysis of Financial Condition
and Results of Operations...................................      20

Business....................................................      28

Management..................................................      43

Certain Transactions........................................      49

Principal and Selling Stockholders..........................      50

Description of Capital Stock................................      52

Shares Eligible for Future Sale.............................      55

United States Tax Consequences to Non-United States
Holders.....................................................      56

Underwriting................................................      59

Legal Matters...............................................      62

Experts.....................................................      62

Where You Can Find Additional Information...................      62

Forward Looking Statements..................................      63

Index to Consolidated Financial Statements..................     F-1

Annex A.....................................................     A-1

                            ------------------------

    You should rely only on the information contained in this prospectus. VASCO and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information provided by this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

    THIS IS ONLY A SUMMARY. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS DOES NOT GIVE EFFECT TO THE EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION.

                                  OUR COMPANY

    We design, develop, market and support security products and services which manage and protect against unauthorized access to computer systems of corporate and government customers. Additionally, we enable secure financial transactions made over private enterprise networks and public networks, such as the Internet. We believe that our software and hardware products provide organizations with strong, flexible and effective Internet and enterprise security solutions and they compete favorably against those of our competitors. According to Datamonitor, the global market for security products was $2.3 billion in 1998 and is expected to grow to over $8.0 billion in 2003, a compound annual growth rate of 28%.

    Our IdentiSoft division primarily designs and markets products under the Digipass brand. Our Digipass product line provides greater flexibility and a more affordable means than competing products of authenticating users to any network, including the Internet. The Digipass Client provides a comprehensive set of signature and authentication functions which can be implemented on various devices, such as personal computers, smart cards, personal digital assistants and mobile phones. The Digipass family of user authentication devices, all of which incorporate an electronic digital signature capability to guarantee the integrity of electronic transactions and data transmissions, are commonly referred to as security tokens. Over 3,500,000 of our tokens have been sold to over 450 customers to eliminate the weakest link in most computer security schemes, the isolated use of a static password.

    Our IntelliSoft division includes our SnareWorks and VACMAN software product lines. SnareWorks is uniquely positioned to provide the security bridge between the existing software infrastructure of legacy mainframe and client-server applications that are powering large enterprises, and the world of the Web, including e-commerce and business-to-business on the Internet. The critical differentiating benefit of SnareWorks is that it fits into existing computing environments transparently because little, if any, new application programming is required. We believe that our competitors' products generally require extensive customization and integration which requires a complex and time-consuming deployment effort. As a result of its unique design, the SnareWorks product line is the only one in the industry that spans all three network architectures (Web, client-server and mainframe) and enables rapid, low-cost, widespread deployment of true, end-to-end security.

    We believe we have one of the most complete lines of security products and services available in the market today and we intend to become a leading worldwide provider of these products and services. A key element of our growth strategy is to demonstrate to an increasing number of distributors, resellers and systems integrators that by incorporating our security products into their own products they can more effectively differentiate themselves in their marketplaces and increase the value of their products. Following this aggressive marketing and promotion effort, we work with these resellers and integrators to support their sales of solutions which include our products. In addition, we plan to expand our direct sales marketing program to new and existing blue chip customers.

                                  THE OFFERING


Common stock offered by VASCO...............................  3,000,000 shares

Common stock offered by selling stockholders (if the
over-allotment option is exercised).........................  450,000 shares

Common stock outstanding after this offering................  29,865,964 shares

Use of proceeds.............................................  Based on an assumed offering price of
                                                              $19.25 per share, we estimate that our
                                                              net proceeds from this offering will be
                                                              approximately $53,355,487. We intend to
                                                              use these proceeds to:
                                                              - commence our worldwide marketing
                                                              campaign;
                                                              - expand our sales force;
                                                              - fund additional research and
                                                              development activities;
                                                              - expand into new geographic regions;
                                                              and
                                                              - fund future strategic and tactical
                                                              acquisitions which we have not yet
                                                              identified.
                                                              We will not receive any proceeds from
                                                              the sale of shares by the selling
                                                              stockholders.

NASD Electronic Bulletin Board Symbol.......................  VDSI

Proposed Nasdaq National Market Symbol......................  VDSI

Proposed EASDAQ Symbol......................................  VDSI

    This information is based on our shares of common stock outstanding as of March 8, 2000. This information excludes 2,110,350 shares subject to options outstanding as of March 8, 2000 with a weighted average exercise price of $4.10.

                            ------------------------

    VASCO and VACMAN are registered trademarks in the United States. In addition we have applied for registration of the Digipass trademark in the United States and VACMAN Optimum in the Benelux countries.

                            ------------------------

    VASCO Data Security International, Inc. was incorporated in Delaware in 1997 and is the successor to VASCO Corp., a Delaware corporation. Our principal executive offices are located at 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181 and the telephone number at that address is
(630) 932-8844. Our principal offices in Europe are located at Koningin Astridlaan 164, B-1780 Wemmel (Belgium) and the telephone number at that address is 32-0-2-456-98-10. We maintain a Web site at www.vasco.com. The information contained on our Web site does not constitute part of this prospectus. Unless otherwise noted, specifically in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", references in this prospectus to "VASCO," "company," "we," "our" and "us" refer to VASCO Data Security International, Inc., its predecessor, VASCO Corp., and its subsidiaries.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table sets forth summary consolidated financial data for our business. You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
                                               1995          1996          1997          1998          1999
                                             --------      --------      --------      --------      --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
  Total revenues...........................   $4,190       $11,265       $13,208       $16,500       $19,397
  Operating loss...........................     (499)       (8,523)(2)    (4,168)(3)    (1,327)         (893)
  Net loss available to common
    stockholders...........................     (431)       (9,215)(2)    (6,242)(3)    (3,782)       (2,212)
  Basic and diluted loss per common
    share..................................   $(0.03)      $ (0.47)(2)   $ (0.30)(3)   $ (0.17)      $ (0.09)
  Shares used in computing per share
    amounts................................   16,817        19,533        21,106        22,431        25,559

                                                                       DECEMBER 31,
                                             ----------------------------------------------------------------
                                               1995          1996          1997          1998          1999
                                             --------      --------      --------      --------      --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA(1):
  Cash.....................................   $  782       $ 1,851       $ 2,065       $ 1,662       $ 2,576
  Working capital (deficit)................    1,108         5,388          (291)       (3,734)        2,473
  Total assets.............................    2,493        12,898         9,004         9,557        12,318
  Long term obligations, less current
    portion................................        7         9,289         8,618         8,436         8,409
  Common stock subject to redemption.......      371           742           495            --            --
  Stockholders' equity (deficit)...........    1,002          (843)       (6,746)       (9,660)       (1,037)

------------------------

(1) Prior to March 11, 1998 when an exchange offer was consummated, the financial results were those of VASCO Corp. After March 11, 1998, the financial results presented are ours. For a description of the exchange offer please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operation."

(2) Includes a pretax charge for acquired in-process research and development of $7,351,000.

(3) Includes legal, accounting and printing costs of approximately $1,218,000 related to the exchange offer that was completed in March 1998.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. ANY OF THE FOLLOWING RISKS COULD ADVERSELY AFFECT OUR BUSINESS, OUR COMPETITIVE POSITION AND FINANCIAL RESULTS. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO THE COMPANY

WE HAVE A HISTORY OF OPERATING LOSSES AND A LARGE ACCUMULATED DEFICIT AND WE MAY
  NEVER ACHIEVE OR SUSTAIN PROFITABILITY.

    We may never be able to achieve or sustain profitability on an annual or quarterly basis in the future. We have incurred operating losses of $4,167,622, $1,326,655 and $892,957 for the years ended December 31, 1997, 1998 and 1999, respectively, and we expect to incur operating losses for the foreseeable future.

WE FACE SIGNIFICANT COMPETITION AND IF WE LOSE OR FAIL TO GAIN MARKET SHARE OUR
  FINANCIAL RESULTS WILL SUFFER.

    The market for computer and network security products is highly competitive. Our competitors include organizations that provide computer and network security products based upon approaches similar to and different from those which we employ, such as AXENT Technologies, Inc., RSA Security Inc. and Netegrity, Inc. Many of our competitors have significantly greater financial, marketing, technical and other competitive resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products.

TECHNOLOGICAL CHANGES OCCUR RAPIDLY IN OUR INDUSTRY AND THE CONTINUED
  ENHANCEMENT OF OUR SECURITY PRODUCTS AND THE DEVELOPMENT OF NEW PRODUCTS ARE CRITICAL TO MAINTAIN OUR REVENUES.

    The introduction by our competitors of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable. Our future revenue growth and operating profit will depend in part upon our ability to enhance our current products and develop innovative products to distinguish ourselves from the competition and to meet customers' changing needs in the data security industry. We cannot assure you that security-related product developments and technology innovations by others will not adversely affect our competitive position or that we will be able to successfully anticipate or adapt to changing technology, industry standards or customer requirements on a timely basis.

THE SALES CYCLE FOR OUR PRODUCTS AND TECHNOLOGY IS LONG, AND WE MAY INCUR
  SUBSTANTIAL EXPENSES FOR SALES THAT DO NOT OCCUR WHEN ANTICIPATED.

    The sales cycle for our products, which is the period of time between the identification of a potential customer and completion of the sale, is typically lengthy and subject to a number of significant risks over which we have little control. If revenue falls significantly below anticipated levels, our business would be seriously harmed.

    A typical sales cycle is often three to six months. Purchasing decisions for our products and systems may be subject to delay due to many factors which are not within our control, such as:

    - the time required for a prospective customer to recognize the need for our products;

    - the significant expense of many data security products and network systems;

    - customers' internal budgeting processes; and

    - internal procedures customers may require for the approval of large purchases.

WE HAVE A SIGNIFICANT DEPENDENCE ON MAJOR CUSTOMERS AND LOSING ANY OF THESE
  CUSTOMERS COULD RESULT IN A SIGNIFICANT LOSS IN REVENUES.

    If we don't find other customers who generate significant future revenues, the unforeseen loss of one or more of our major customers, or the inability to maintain reasonable profit margins on sales to any of these customers, would have a material adverse effect on our results of operations and financial condition. For more information about our customers, refer to the section entitled "Customers and Markets" under the heading "Business."

OUR SUCCESS DEPENDS ON ESTABLISHING AND MAINTAINING STRATEGIC RELATIONSHIPS WITH
  OTHER COMPANIES TO DEVELOP, MARKET AND DISTRIBUTE OUR TECHNOLOGY AND PRODUCTS AND, IN SOME CASES, TO INCORPORATE OUR TECHNOLOGY INTO THEIR PRODUCTS.

    Part of our business strategy is to enter into strategic alliances and other cooperative arrangements with other companies related to our industry. We currently are involved in cooperative efforts to incorporate our security authentication products into the products of others, research and development efforts, marketing campaigns and reseller arrangements. None of these relationships are exclusive, and some of our strategic partners also have cooperative relationships with certain of our competitors. If we are unable to enter cooperative arrangements in the future or if we lose any of our current strategic or cooperative relationships, our business could be harmed. We do not control the time and resources devoted to such activities by parties with whom we have relationships. In addition, we may not have the resources available to satisfy our commitments, which may adversely affect these relationships. These relationships may not continue, may not be commercially successful, or may require our expenditure of significant financial, personnel and administrative resources from time to time. Further, certain of our products and services compete with the products and services of our strategic partners.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND OUR FAILURE TO OBTAIN CAPITAL
  WOULD INTERFERE WITH OUR GROWTH STRATEGY.

    We believe that the proceeds raised from this offering, along with our current cash balances and anticipated cash generated from operations, will be sufficient to meet our anticipated cash needs through January 2001. We may require additional capital to finance our growth when the proceeds of this offering have been fully used. However, our current plans and projections may prove to be inaccurate or our expected cash flow may prove to be insufficient to fund our operations because of product delays, unanticipated expenses or other unforseen difficulties.

    Our ability to obtain financing will depend on a number of factors, including market conditions, our operating performance and investor interest. These factors may make the timing, amount and terms and conditions of any financing unattractive. They may also result in our incurring additional indebtedness or accepting additional stockholder dilution. If adequate funds are not available or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, defer our product development activities, or delay the introduction of new products.

WE DEPEND ON THE SERVICES OF OUR KEY PERSONNEL, ESPECIALLY MARIO R. HOUTHOOFT,
  OUR CHIEF EXECUTIVE OFFICER, AND THE LOSS OF HIS SERVICES WOULD INTERFERE WITH THE EXECUTION OF OUR STRATEGY.

    The execution of our strategy depends in large part on the continued services of our key personnel, especially Mario R. Houthooft, our chief executive officer. Failure to execute our strategy would result in a loss of marketshare to our competition and would result in lower operating results.

OUR FAILURE TO ATTRACT AND RETAIN HIGHLY SKILLED TECHNICAL PERSONNEL FOR OUR
  RESEARCH AND DEVELOPMENT DEPARTMENT WOULD RESULT IN DELAYED INTRODUCTION OF NEW OR MODIFIED PRODUCTS, LOSS OF CUSTOMERS AND MARKET SHARE AND DECREASE IN REVENUES.

    The market for highly skilled technicians in Europe and the United States is highly competitive. If we fail to attract, train, assimilate and retain qualified technical personnel for our research and development activities, we will experience delays in introductions of new or modified products, loss of customers and market share and a reduction in revenues.

WE ARE EXPERIENCING SIGNIFICANT GROWTH WHICH MAY PLACE A STRAIN ON OUR
  RESOURCES.

    We are experiencing a period of significant growth that has been placing a significant strain on all of our resources. To manage future growth effectively, we must enhance our financial and accounting systems and controls, further develop our management information systems, integrate new personnel and manage expanded operations. Our failure to manage our growth effectively could have a material adverse effect on the quality of our products and services, our ability to retain key personnel and our business, operating results and financial condition.

WE FACE A NUMBER RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS, ANY OR ALL OF
  WHICH COULD RESULT IN A DISRUPTION IN OUR BUSINESS AND A DECREASE IN OUR REVENUES.

    Our business is subject to a number of international risks, any or all of which could result in a disruption in our business and a decrease in our revenues. These include:

    - inconsistent regulations and unexpected changes in regulatory requirements;

    - difficulties and costs of staffing and managing international operations;

    - potentially adverse tax consequences;

    - wage and price controls;

    - uncertain protection for intellectual property rights;

    - imposition of trade barriers;

    - differing technology standards;

    - uncertain demand for electronic commerce;

    - linguistic and cultural differences;

    - political instability; and

    - social unrest.

WE ARE SUBJECT TO FOREIGN EXCHANGE RISKS, AND IMPROPER MANAGEMENT OF THAT RISK
  COULD RESULT IN LARGE CASH LOSSES.

    Because a significant number of our principal customers are located outside the United States, we expect that international sales will continue to generate a significant portion of our total revenue.

    We are subject to foreign exchange risks because the majority of our costs and expenses are denominated in U.S. dollars, whereas a significant portion of the sales of our European operating subsidiaries are denominated in various foreign currencies. A decrease in the value of any of these foreign currencies relative to the U.S. dollar could affect the profitability in U.S. dollars of our products sold in these markets. We do not hold forward exchange contracts or other hedging instruments to exchange foreign currencies for U.S. dollars to offset currency rate fluctuations which might affect our obligations in relation to our repayment from operations out of income from sales

(which are principally in foreign currency) of debt under our loan obligations (which are principally in U.S. dollars).

WE HAVE A GREAT DEPENDENCE ON A LIMITED NUMBER OF SUPPLIERS AND THE LOSS OF
  THEIR MANUFACTURING CAPABILITY COULD MATERIALLY IMPACT OUR OPERATIONS.

    In the event that the supply of components or finished products is interrupted or relations with either of our principal vendors is terminated, there could be a considerable delay in finding suitable replacement sources to manufacture our products at the same cost or at all. The majority of our products are manufactured by two independent vendors headquartered in Hong Kong. Each vendor assembles our security tokens at facilities in mainland China. The importation of these products from China exposes us to the possibility of product supply disruption and increased costs in the event of changes in the policies of the Chinese government, political unrest or unstable economic conditions in China or developments in the United States that are adverse to trade, including enactment of protectionist legislation.

WE DEPEND SIGNIFICANTLY UPON OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL
  PROPERTY AND THE FAILURE TO PROTECT OUR PROPRIETARY RIGHTS COULD REQUIRE US TO REDESIGN OUR PRODUCTS OR REQUIRE US TO ENTER INTO ROYALTY OR LICENSING AGREEMENTS, ANY OF WHICH COULD REDUCE REVENUE AND INCREASE OUR OPERATING COSTS.

    We currently rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection, and generally enter into confidentiality and nondisclosure agreements with our employees and with key vendors and suppliers.

    There has been substantial litigation in the technology industry regarding intellectual property rights, and we may have to litigate to protect our proprietary technology. We expect that companies in the computer and information security market will increasingly be subject to infringement claims as the number of products and competitors increases. Any such claims or litigation may be time-consuming and costly, cause product shipment delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could reduce revenue and increase our operating costs.

OUR PATENTS MAY NOT PROVIDE US WITH COMPETITIVE ADVANTAGES.

    We hold several patents in the United States and a corresponding patent in some European countries, which cover multiple aspects of our technology. The U.S. patents expire between 2003 and 2010 and the patent in those European countries expires in 2008. There can be no assurance that we will continue to develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that patents of others will not hinder our competitive advantage.

WE ARE SUBJECT TO PRODUCT LIABILITY RISKS.

    A malfunction of or design defect in our products which results in a breach of a customer's data security could result in tort or warranty claims against us. We do not presently maintain product liability insurance for these types of claims.

THERE IS SIGNIFICANT GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS AND TO THE
  EXTENT THAT WE CANNOT MEET THE REQUIREMENTS OF THESE REGULATIONS WE MAY BE PROHIBITED FROM EXPORTING SOME OF OUR PRODUCTS WHICH COULD NEGATIVELY IMPACT OUR REVENUES.

    Our international sales and operations are subject to risks such as the imposition of government controls, new or changed export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. If we become unable to obtain foreign regulatory approvals on a timely basis our business in those countries would no longer exist and our revenues would decrease dramatically.

    Certain of our products are subject to export controls under U.S. law. The list of products and countries for which export approval is required, and the regulatory policies with respect thereto may be revised from time to time and our inability to obtain required approvals under these regulations could materially adversely affect our ability to make international sales. For example, U.S. governmental controls on the export of encryption technology require the issuance of licenses on a case-by-case basis for exports of non-retail products to foreign governments, and prohibit exports to a list of countries deemed to support terrorism, their nationals and other sanctioned entities.

WE EMPLOY CRYPTOGRAPHIC TECHNOLOGY IN OUR AUTHENTICATION PRODUCTS THAT USES
  COMPLEX MATHEMATICAL FORMULATIONS TO ESTABLISH NETWORK SECURITY SYSTEMS.

    Many of our products are based on cryptographic technology. With cryptographic technology, a user is given a key which is required to encrypt and decode messages. The security afforded by this technology depends on the integrity of a user's key and in part on the application of algorithms, which are advanced mathematical factoring equations. These codes may eventually be broken or become subject to government regulation regarding their use, which would render our technology and products less effective. The occurrence of any one of the following could result in a decline in demand for our technology and products:

    - any significant advance in techniques for attacking cryptographic systems, including the development of an easy factoring method or faster, more powerful computers;

    - publicity of the successful decoding of cryptographic messages or the misappropriation of keys; or

    - increased government regulation limiting the use, scope or strength of cryptography.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL
  CONDITION.

    We may make investments in complementary companies, products or technologies. Should we do so, our failure to successfully manage future acquisitions could seriously harm our operating results. In the event of any future purchases, we will face additional financial and operational risks, including:

    - difficulty in assimilating the operations, technology and personnel of acquired companies;

    - disruption in our business because of the allocation of resources to consummate these transactions and the diversion of management's attention from our existing business;

    - difficulty in retaining key technical and managerial personnel from acquired companies;

    - dilution of our stockholders, if we issue equity to fund these transactions;

    - assumption of operating losses, increased expenses and liabilities; and

    - our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions.

                          RISK RELATED TO THE OFFERING

WE EXPERIENCE VARIATIONS IN QUARTERLY OPERATING RESULTS AND ARE SUBJECT TO
  SEASONALITY, BOTH OF WHICH MAY RESULT IN A VOLATILE STOCK PRICE.

    In the future, as in the past, our quarterly operating results may vary significantly resulting in a volatile stock price. Factors affecting our operating results include:

    - the level of competition;

    - the size, timing, cancellation or rescheduling of significant orders;

    - new product announcements or introductions by current competitors;

    - adoption of new technologies and standards;

    - changes in pricing by current competitors;

    - our ability to develop, introduce and market new products and product enhancements on a timely basis, if at all;

    - component costs and availability;

    - our success in expanding our sales and marketing programs;

    - foreign currency exchange rates; and

    - general economic trends.

A SMALL GROUP OF PERSONS WILL CONTINUE TO HAVE CONTROL AFTER THIS OFFERING AND
  COULD DELAY OR PREVENT A CHANGE OF CONTROL.

    After this offering, we anticipate that our board of directors and their immediate families will own beneficially and of record approximately 48%, with Mr. T. Kendall Hunt and his wife owning beneficially approximately 34 %, of the outstanding shares of our common stock. As the chairman of our board of directors and our largest shareholder, Mr. Hunt may exercise substantial control over our future direction and operation and such concentration of control may have the effect of discouraging, delaying or preventing a change in control and may also have an adverse effect on the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT
  OR ABOVE THE PUBLIC OFFERING PRICE.

    Prior to this offering there was only a limited market for our common stock on the NASD Electronic Bulletin Board. The public offering price for our common stock will be determined through negotiations between the global coordinator on behalf of the underwriters and us. This public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the public offering price.

    If an active public market for our common stock does not develop, the liquidity of your investment may be limited, and our stock price may fluctuate or decline below our public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

    - actual or anticipated fluctuations in our operating results;

    - changes in market valuations of other technology companies;

    - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - future sales of our common stock;

    - any deviations in net revenues or in losses from levels expected by securities analysts; and

    - trading volume fluctuations.

    You should read the "Underwriting" section for a more complete discussion of the factors which were considered in determining the public offering price of our common stock.

WE MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE OUR
  PROFITS OR MARKET VALUE.

    We have broad discretion in the use of the net proceeds of this offering and could spend the net proceeds in ways that do not yield a favorable return or to which stockholders object. Until we need to use the proceeds of this offering, we may place them in investments that do not produce income or that lose value. You can read more about our planned use of the net proceeds from this offering in the section entitled "Use of Proceeds."

THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SALES OR THE APPEARANCE OF
  SALES OF LARGE NUMBERS OF OUR SHARES.

    Sales of substantial amounts of our common stock in the public market following this offering, or the appearance that a large number of shares is or will be available for sale, could cause the price for our common stock to decline. The number of shares of our common stock available for sale in the public market is limited by lock-up agreements that were entered into in connection with this offering. Under such lock-up agreements, the holders of approximately 59% of our outstanding shares of common stock agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus. However, the global coordinator may, after consultation with the market authority of EASDAQ and us, release all or any portion of the securities subject to such lock-up agreements. Further, to the extent that the overallotment option is not exercised, the shares subject to the overallotment may be sold provided that their subsequent sale would not have a negative impact on the market and the sale is made through the global coordinator. In addition to the adverse effect a price decline could have on holders of our common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities. A more complete description can be found under the heading "Shares Eligible for Future Sale."

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS.

    We have not paid any dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future.

CERTAIN PROVISIONS OF OUR CHARTER AND OF DELAWARE LAW MAKE A TAKEOVER OF OUR COMPANY MORE DIFFICULT.

    Our corporate charter and Delaware law contain provisions, such as a class of authorized but unissued preferred stock which may be issued by our Board without stockholder approval, that might enable our management to resist a takeover of our company. Delaware law also limits business combinations with interested stockholders. These provisions might discourage, delay or prevent a change in our control or a change in our management. These provisions could also discourage proxy contests, and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. See "Description of Capital Stock" for more information.

FUTURE ISSUANCES OF BLANK CHECK PREFERRED STOCK MAY REDUCE VOTING POWER OF OUR
  COMMON STOCK AND MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL.

    Our corporate charter authorizes the issuance of 500,000 shares of preferred stock with such designations, rights, powers and preferences as may be determined from time to time by our board of directors. The board of directors is empowered, without further stockholder approval, to issue up to 500,000 shares of preferred stock with such dividend, liquidation, conversion, voting or other rights, powers and preferences as may be determined from time to time by the board. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of our common stock. In addition, the authorized and unissued shares of preferred stock and common stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.

YOU WILL SUFFER IMMEDIATE DILUTION.

    The public offering price per share in this offering is substantially higher than the book value per share of our common stock immediately after the offering. Accordingly, if you purchase shares in this offering you will suffer immediate and substantial dilution of approximately $17.40 in the book value per share of common stock from the price you pay. For additional information, refer to the heading "Dilution."

U.S. INVESTORS MAY HAVE DIFFICULTIES IN MAKING CLAIMS FOR ANY BREACH OF THEIR
  RIGHTS AS HOLDERS OF SHARES BECAUSE SOME OF OUR ASSETS AND DIRECTORS AND EXECUTIVES ARE NOT LOCATED IN THE UNITED STATES.

    Several of our directors and executives are residents of Belgium, and a substantial portion of our assets and those of some of our directors and executives are located in Belgium. As a result, it may not be possible for investors to effect service of process on those persons outside of Belgium, or to enforce judgments against some of our directors and executives based upon the securities or other laws of jurisdictions other than Belgium. Moreover, we believe that under Belgian law there exist certain restrictions on the enforceability in Belgium in original actions, or in actions of enforcement of judgments rendered against us in courts outside jurisdictions that are a party to the Brussels Convention on Jurisdiction and Enforcement of Judgments in Civil and Commercial Matters (as amended). Actions for enforcement of such judments may be successful only if the Belgian court confirms the substantive correctness of the judgment of such court, and is satisfied:

    - that the judgment is not contrary to the principles of public policy in Belgium or rules of Belgian public law;

    - that the judgment did not violate the rights of the defendant;

    - that the judgment is final under applicable law;

    - that the court did not accept its jurisdiction solely on the basis of the nationality of the plaintiff; and

    - as to the authenticity of the text of the judgment submitted to it.

    A judgment rendered in the courts of parties to the Brussels Convention on Jurisdiction and Enforcement of Judgments in Civil and Commercial Matters (as amended), will be enforceable by the courts of Belgium without reexamination of the merits of the case provided such judgment is final and otherwise satisfies all of the conditions provided for in this Convention. If proceedings have been brought in one country, however, new proceedings in another country may be barred.

                          PRICE RANGE OF COMMON STOCK

    All of our shares of common stock have been quoted on the NASD Electronic Bulletin Board since March 23, 1998. As of March 8, 2000 we have 26,865,964 shares of our common stock outstanding all of which are eligible for trading subject to legal and contractual restriction, described under "Shares Eligible for Future Sale." The following table sets forth the high and low closing bid quotations for the common stock for the periods indicated, as well as the average monthly trading volume during the quarters indicated.

                                                                       AVERAGE MONTHLY
                                                   HIGH       LOW      TRADING VOLUME
                                                 --------   --------   ---------------
1998

First Quarter (from March 23, 1998)............   $ 5.50     $4.00           24,200
Second Quarter.................................     8.31      4.25        1,207,400
Third Quarter..................................     7.00      3.50          453,733
Fourth Quarter.................................     4.00      2.50          335,800

1999

First Quarter..................................     5.38      2.97          711,733
Second Quarter.................................     4.88      3.50          457,600
Third Quarter..................................     3.78      2.94          346,600
Fourth Quarter.................................     8.75      2.94        1,563,833

2000

First Quarter (to March 23, 2000)..............    24.06      9.13        3,466,433

    On March 23, 2000 the last sale price quoted on the NASD Electronic Bulletin Board was $19.25. The price of our stock on the NASD Electronic Bulletin Board can be obtained from broker-dealers and from Web sites such as www.stockquotes.com, www.cnnfn.com and www.quicken.com. The quotations on the table above represent prices between dealers and do not include retail markups or markdowns or commissions. They may not necessarily represent actual transactions.

    The liquidity and trading patterns of securities quoted on the NASD Electronic Bulletin Board may be substantially different from those of securities quoted on either the Nasdaq National Market or EASDAQ. EASDAQ is a relatively new quotation system and, assuming that we are accepted for listing on EASDAQ, we will be one of a relatively small number of issuers that quote its shares on EASDAQ. As a result, historical trading prices, therefore, may not be indicative of the prices at which our common stock will trade in the future.

    On March 7, 2000, we were informed by the Frankfurt Stock Exchange that our shares of common stock have been trading on the Regulated Unofficial Market (Freiverkehr) on the Frankfurt Stock Exchange from February 23, 2000.

                                USE OF PROCEEDS

    Based on an assumed offering price of $19.25 per share, we estimate that the net proceeds we will receive from the sale of our common stock will be approximately $53,355,000, after deducting the estimated underwriting discount and offering expenses of approximately $4,395,000. We will not receive any proceeds from the sale of shares by the selling stockholders.

    We intend to use the net proceeds of this offering as follows:

    - $10.0 million to commence our worldwide marketing program to establish our brand recognition, especially in the United States and other new markets;

    - $5.0 million to expand our sales force for direct and indirect sales of our security products;

    - $5.0 million for additional research and development activities; and

    - $5.0 million to expand our business and products into new geographic territories, including initially Argentina and Hong Kong. We may also expand into the U.K., Scandinavia and Germany and other unidentified countries as opportunities arise.

    In addition to the $25.0 million outlined above the remaining $28,355,000 will be used for working capital and we may seek to enter into alliances or joint ventures with, and may acquire, complementary businesses, technologies, services or products, some of which may be significant. We may use some of the net proceeds for these alliances, joint ventures or acquisitions. While we are actively pursuing these joint ventures and acquisitions, we currently do not have commitments or agreements with respect to any such transactions.

    Although we have estimated the amount of net proceeds to be used for each of the purposes indicated, we will retain significant flexibility in applying the net proceeds of the offering.

    Until this money is used, we intend to invest the net proceeds in short-term, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. In the past we have paid dividends on shares of our preferred stock. However, no preferred stock is currently issued and outstanding. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999:

(1) on an actual basis; and

(2) on an as adjusted basis giving effect to:

    - the sale of the 3,000,000 shares of common stock in this offering at an assumed offering price of $19.25 per share, and after deducting the estimated underwriting discount and offering expenses that we will pay; and

    - the assumed conversion of the $5,000,000 convertible note held by Kyoto Securities, Ltd. into 416,667 shares of common stock upon the closing of this offering.

                                                                                 AS
                                                                 ACTUAL       ADJUSTED
                                                              ------------   -----------
Long-term debt, including stockholder note of $5,000,000....  $  8,408,862   $ 3,408,862

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock; $.01 par value; 500,000 shares
    authorized; none issued and outstanding.................            --            --
  Common stock, $.001 par value; 75,000,000 shares
    authorized; 26,462,083 shares issued and outstanding
    actual; 29,878,750 shares issued and outstanding as
    adjusted................................................        26,462        29,879

  Additional paid-in capital................................    20,702,387    79,054,457

  Accumulated deficit.......................................   (21,873,340)  (21,873,340)

  Accumulated other comprehensive income--
    cumulative translation adjustment.......................       107,631       107,631
                                                              ------------   -----------
      Total stockholders' equity (deficit)..................    (1,036,860)   57,318,627
      Total capitalization..................................  $  7,372,002   $60,727,489
                                                              ============   ===========

    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                    DILUTION

    The following discussion and table assumes:

    - no exercise of any stock options; and

    - the conversion of the $5,000,000 convertible note held by Kyoto Securities, Ltd. into 416,667 shares of common stock upon the closing of this offering.

    Our net tangible book value as of December 31, 1999 was $(3,026,820), or $(.11) per share of our common stock. Net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of our common stock outstanding. Assuming our sale of the 3,000,000 shares offered in this offering at an assumed public offering price of $19.25 per share, and after deducting underwriting discounts and estimated offering expenses, our net tangible book value as of December 31, 1999 would have been $55,328,667, or $1.85 per share of common stock. This represents an immediate increase in net tangible book value of $1.96 per share to existing stockholders and an immediate dilution in net tangible book value of $17.40 per share to new investors. The following table illustrates this per share dilution:


Assumed public offering price per share.....................             $ 19.25
Net tangible book value per share at December 31, 1999......  $  (.11)
Increase in net tangible book value per share attributable
  to new investors..........................................     1.96
Net tangible book value per share after offering............                1.85
                                                                         -------
Dilution per share to new investors.........................             $ 17.40
                                                                         =======

    These tables summarize, as of December 31, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors in this offering:

                                             SHARES PURCHASED       TOTAL CONSIDERATION
                                           ---------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                           ----------   --------   -----------   --------   -------------
Existing stockholders (1)................  26,878,750     90.0%    $25,728,849     30.8%       $   .96
New investors............................   3,000,000     10.0      57,750,000     69.2          19.25
                                           ----------    -----     -----------    -----
    Total................................  29,878,750    100.0%    $83,478,849    100.0%
                                           ==========    =====     ===========    =====

------------------------

(1) Includes 416,667 shares from the conversion of the $5,000,000 convertible note held by Kyoto Securities, Ltd.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes to these statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our unaudited consolidated financial statements not included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our audited consolidated financial statements, and are included in this prospectus. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the financial position and results of operations for those periods.

                                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------
                                              1995          1996          1997          1998          1999
                                            --------      --------      --------      --------      --------
                                                 (UNAUDITED)
                                            ----------------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
Total revenues............................  $ 4,190       $11,265       $13,208       $16,500       $19,397
Operating loss............................     (499)       (8,523)(2)    (4,168)(3)    (1,327)         (893)
Net loss available to common
  stockholders............................     (431)       (9,215)(2)    (6,242)(3)    (3,782)       (2,212)
Basic and diluted loss per common share...  $ (0.03)      $ (0.47)(2)   $ (0.30)(3)   $ (0.17)      $ (0.09)
Shares used in computing per share
  amounts.................................   16,817        19,533        21,106        22,431        25,559

                                                                    DECEMBER 31,
                                            ------------------------------------------------------------
                                              1995       1996           1997           1998       1999
                                            --------   --------       --------       --------   --------
                                                       (UNAUDITED)
                                            ----------------------------------
                                                                   (IN THOUSANDS)
Balance Sheet Data:
Cash......................................   $  782    $ 1,851        $ 2,065        $ 1,662    $ 2,576
Working capital (deficit).................    1,108      5,388           (291)        (3,734)     2,473
Total assets..............................    2,493     12,898          9,004          9,557     12,318
Long term obligations, less current
  portion.................................        7      9,289          8,618          8,436      8,409
Common stock subject to redemption........      371        742            495             --         --
Stockholders' equity (deficit)............    1,002       (843)        (6,746)        (9,660)    (1,037)

------------------------

(1) Prior to March 11, 1998 when an exchange offer was consummated, the financial results were those of VASCO Corp. After March 11, 1998, the financial results presented are ours. For a description of the exchange offer please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operation."

(2) Includes a pretax charge for acquired in-process research and development of $7,351,000.

(3) Includes legal, accounting and printing costs of approximately $1,218,000 for a registered exchange offer that we completed in March 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with our consolidated financial statements and the notes to those statements and other financial information appearing elsewhere in this prospectus.

BACKGROUND

    Our predecessor company, VASCO Corp., entered into the data security business in 1991 through the acquisition of a controlling interest in ThumbScan, Inc., which we renamed VASCO Data Security, Inc. in 1993. In 1996, we began an expansion of our computer security business by acquiring Lintel Security NV/SA, a Belgian corporation, including assets associated with the development of security tokens and security technologies for personal computers and computer networks. In addition, in 1996, we acquired the stock of Digipass NV/SA, a Belgian corporation, which was also a developer of security tokens and security technologies and whose name we changed to VASCO Data Security NV/SA in 1997. All of these acquisitions were accounted for under the purchase method of accounting.

    On March 11, 1998, we completed a registered exchange offer with the holders of the outstanding securities of VASCO Corp. In the exchange offer, holders of the common stock and warrants, options and other rights to acquire common stock of our predecessor company exchanged their securities for the same number and kind of securities of our present company, and released any potential claims that such holders might have had against our predecessor in connection with the issuances of its securities and other corporate actions which occurred mostly during the 1980's. In the exchange offer, almost 98% of our predecessor's securities were tendered and accepted for exchange. In October 1998, we completed the merger of our predecessor with and into the current company and thereby eliminated all remaining outstanding securities of our predecessor and our predecessor thereby ceased to exist.

    Since the exchange offer, we have engaged in two acquisitions. In May 1999, we acquired the assets of SecureWare SA, a French company for a combination of approximately $1.4 million in our stock and cash.

    Our latest acquisition occurred in October of 1999 when we acquired Intellisoft Corp., which was subsequently merged into us, for a combination of approximately $8 million in our stock and cash distributed to dissenting shareholders. This acquisition was accounted for under the pooling-of-interests method of accounting and, therefore, all of our financial information has been restated to include the results of IntelliSoft.

    As a result of all of our acquisitions, our legal structure includes five wholly-owned subsidiaries. Shortly after our acquisition of IntelliSoft, we organized our operations into two business divisions, IdentiSoft and IntelliSoft.

OVERVIEW

    We design, develop, market and support security products and services which manage and protect against unauthorized access to computer systems of corporate and governmental clients.

    REVENUE AND EARNINGS. We sell the majority of our products in European countries with significant sales in the United States, although we intend to actively pursue additional markets outside of Europe, particularly Asia and North and South America.

    Revenues from sales from our Digipass family, specifically the Digipass 300 and 500 tokens, continue to represent the majority of our total revenues. In excess of 80% of our sales for 1999 were comprised of security token devices. Although we believe it is likely that sales of the Digipass family of tokens, which can be used on various platforms, will continue to account for a majority of our total revenues for the next few years, we also believe that revenues from sales of our other hardware and software data security products, including the additional product offerings made by our IntelliSoft division, will continue to increase in the future.

    Concord-Eracom Nederland BV accounted for 15%, 12% and 18% of our sales in 1997, 1998 and 1999, respectively. It is expected that consolidated sales to other customers and markets will increase and, that the degree of concentration attributable to this major customer will decrease.

    RESEARCH AND DEVELOPMENT. We are devoting substantial capital and other resources to enhancing our existing security products and developing new products to provide enterprise-wide hardware and software security solutions. Costs of research and development, principally the design and development of hardware and software prior to the determination of technological feasibility, are expensed as incurred on a project-by-project basis. Our software capitalization policy currently defines technological feasibility as a functioning beta test prototype with confirmed manufacturability (a working model), within a reasonably predictable range of costs. Additional criteria include receptive customers, or potential customers, as evidenced by interest expressed in a beta test prototype, at some suggested selling price.

    CURRENCY FLUCTUATIONS. The majority of our supply and sales transactions are denominated in U.S. dollars, however a significant portion of those transactions are denominated in various foreign currencies. In order to reduce the risks associated with fluctuations in currency exchange rates, we attempt to match the timing of delivery, amount of product and the currency denomination of purchase orders received from vendors with sales orders to customers.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain consolidated financial data as a percentage of revenues for the years ended December 31, 1997, 1998 and 1999.

                                                                  PERCENTAGE OF REVENUE
                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Net revenues................................................   100.0%     100.0%     100.0%
Cost of goods sold..........................................    49.1       43.7       37.7
                                                               -----      -----      -----
Gross profit................................................    50.9       56.3       62.3
Operating costs:
  Sales and marketing.......................................    27.9       28.9       30.7
  Research and development..................................    17.5       14.9       18.5
  General and administrative................................    37.0       20.5       17.7
                                                               -----      -----      -----
    Total operating costs...................................    82.4       64.3       66.9
                                                               -----      -----      -----
Operating loss..............................................   (31.5)      (8.0)      (4.6)
Interest expense............................................    (8.7)      (8.8)      (4.2)
Other expense, net..........................................    (1.8)      (1.9)      (0.9)
                                                               -----      -----      -----
Loss before income taxes....................................   (42.0)     (18.7)      (9.7)
Provisions for income taxes.................................     4.6        4.2        1.7
                                                               -----      -----      -----
Net loss....................................................   (46.6)     (22.9)     (11.4)
                                                               =====      =====      =====

    The following discussion is based upon our consolidated results of operations for the years ended December 31, 1999, 1998 and 1997 (percentages in the discussion are rounded to the closest full percentage point) and should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

1998 COMPARED TO 1999

    REVENUES

    Our consolidated net revenues for the year ended December 31, 1999 were $19,397,000, an increase of $2,897,000, or 18%, as compared to the year ended December 31, 1998. This increase is due to a strong demand for Digipass 300 and Digipass 500 as well as SnareWorks and VACMAN. In addition to the strong demand for our products, we have had less volume discounting.

    COST OF GOODS SOLD

    Our consolidated cost of goods sold for the year ended December 31, 1999 was $7,306,000, an increase of $97,000, or 1%, as compared to the year ended December 31, 1998. Cost of goods sold has not increased at the same rate as our revenues due to efficiencies in the manufacturing process, as well as increased sales of products with a more favorable cost structure.

    GROSS PROFIT

    Our consolidated gross profit for the year ended December 31, 1999 was $12,091,000, an increase of $2,800,000, or 30%, over the year ended
December 31, 1998. This represents a gross margin of 62%, as compared to 1998's consolidated gross margin of 56%. The increase in gross margin is due to efficiencies in manufacturing related to increasing volumes, an increase in the mix of sales of higher margin products, as well as less volume discounting.

    SALES AND MARKETING EXPENSES

    Consolidated sales and marketing expenses for the year ended December 31, 1999 were $5,962,000, an increase of $1,189,000, or 25%, over 1998. This increase can be attributed to increased sales efforts including, in part, increased travel costs, headcount, and an increase in marketing activities, including tradeshows. Additionally, the acquisition of IntelliSoft in October 1999 resulted in additional headcount, as the sales operations were expanded in the fourth quarter of 1999.

    RESEARCH AND DEVELOPMENT EXPENSES

    Consolidated research and development costs for the year ended December 31, 1999 were $3,587,000, an increase of $1,128,000, or 46%, as compared to the year ended December 31, 1998. This increase is, in part, related to the acquisition of SecureWare during 1999. As SecureWare is primarily a development center, the acquisition resulted in increased research and development headcount and expenditures. During 1999, the IntelliSoft division increased research and development headcount and expenditures. Additionally, during 1999, we entered into a development agreement with Intel Network Systems, Inc. related to the further enhancement of the VACMAN product line.

    GENERAL AND ADMINISTRATIVE EXPENSES

    Consolidated general and administrative expenses for the year ended December 31, 1999 were $3,435,000, an increase of $50,000, or 1%, over 1998.
This increase can be attributed to growth in infrastructure needed to support our growth, as well as the impact of the acquisition of SecureWare during 1999.

    INTEREST EXPENSE

    Consolidated interest expense in 1999 was $815,000 as compared to $1,458,000 in 1998. The decrease can be attributed to a lower borrowing base being maintained during 1999 as compared to the prior year.

    INCOME TAXES

    We recorded tax expense for the year ended December 31, 1999 of $322,000, which relates to one of our European subsidiaries.

    At December 31, 1999, we have United States net operating loss carryforwards approximating $9,100,000 and foreign net operating loss carryforwards approximating $1,500,000. Such losses are available to offset our future taxable income in the respective jurisdictions and expire in varying amounts beginning in 2002 and continuing through 2019. In addition, if certain substantial changes in our ownership are deemed to have occurred, there would be an annual limitation on the amount of the U.S. carryforwards which could be utilized.

1997 COMPARED TO 1998

    REVENUES

    Our consolidated revenues for the year ended December 31, 1998 were $16,500,000, an increase of $3,292,000, or 25%, as compared to the year ended December 31, 1997. The European operations contributed $12,231,000 or 74% of total consolidated revenues, with the United States operations contributing the remaining $4,269,000 or 26%. This increase is due to a strong performance from international operations, as the demand for Digipass 300 and Digipass 500 continues to grow. This resulted in increased unit sales, as well as an increase of orders with smaller quantities, resulting in fewer volume discounts. In addition, we benefited from currency exchange rates.

    COST OF GOODS SOLD

    Our consolidated cost of goods sold for the year ended December 31, 1998 was $7,209,000, an increase of $720,000, or 11%, as compared to the year ended December 31, 1997. The European operations' cost of goods sold was $5,550,000 or 77% of total consolidated cost of goods sold and the United States operations' cost of goods sold was $1,659,000 or 23% of total consolidated cost of goods sold. This increase is consistent with the increase in revenues for the year. We continue to benefit from efficiencies in the manufacturing process, as well as the increasing demand for products with a more favorable cost structure.

    GROSS PROFIT

    Our consolidated gross profit for the year ended December 31, 1998 was $9,291,000, an increase of $2,572,000, or 38%, over the year ended December 31, 1997. This represents a gross margin of 56%, as compared to 1997's consolidated gross margin of 51%. The increase in gross margin is due to efficiencies in manufacturing related to increasing volumes, an increase in the mix of higher margin products, as well as increasing orders with smaller quantities, resulting in less volume discounting.

    SALES AND MARKETING EXPENSES

    Consolidated sales and marketing expenses for the year ended December 31, 1998 were $4,773,000, an increase of $1,084,000, or 29%, over 1997. This increase can be attributed to increased sales efforts including, in part, increased travel costs, headcount, and an increase in marketing activities, including the development of a VASCO logo, Internet Web page and other efforts.

    RESEARCH AND DEVELOPMENT EXPENSES

    Consolidated research and development costs for the year ended December 31, 1998 were $2,459,000, an increase of $145,000, or 6%, as compared to the year ended December 31, 1997. This increase can be attributed to increased headcount and expenditures related to IntelliSoft during 1998 as compared to 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES

    Consolidated general and administrative expenses for the year ended
December 31, 1998 were $3,385,000, a decrease of $1,499,000, or 31%, compared to 1997. This decrease can be attributed to the fact that we were preparing for the exchange offer during 1997, thus generating significant legal, accounting and printing expenses; the exchange offer was completed during March 1998. In addition, economies of scale began to be realized during 1997 as a result of the combination of the operations of Lintel Security and VASCO Data Security. In 1998, we also recorded recoveries of bad debts and a reduction of certain legal fees associated with the exchange offer.

    INTEREST EXPENSE

    Consolidated interest expense in 1998 was $1,458,000 compared to $1,148,000 in 1997. The increase can be attributed to average borrowings in 1998 being higher than those of the previous year.

    INCOME TAXES

    We recorded tax expense for the year ended December 31, 1998 of $687,000, which related to one of our European operations.

    DIVIDENDS

    We paid no dividends during the year ended December 31, 1998 and $82,000 during the year ended December 31, 1997, respectively. The 1997 dividend payments were attributable to 9,000 shares of VASCO Series B Preferred Stock issued in 1994. During 1997, all 9,000 shares of VASCO Series B Preferred Stock were converted into our common stock.

QUARTERLY FINANCIAL DATA

    The following tables set forth an unaudited summary of quarterly financial data. This quarterly information has been prepared on the same basis as the annual consolidated financial statements and, in management's opinion, reflects all adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                            1998
                                                          -----------------------------------------
                                                           FIRST      SECOND     THIRD      FOURTH
                                                          QUARTER    QUARTER    QUARTER    QUARTER
                                                          --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                         (UNAUDITED)
Net revenues, as previously reported(1).................  $ 2,613    $ 3,525    $ 4,025    $ 4,853
Adjustments(2)..........................................       85        219        655        525
    Net revenues........................................    2,698      3,744      4,680      5,378
Operating income (loss), as previously reported(1)......     (505)        14       (157)      (562)
Adjustments(2)..........................................     (311)      (179)       246        127
    Operating income (loss).............................     (816)      (165)        89       (435)
Net loss, as previously reported(1).....................     (738)      (865)      (717)    (1,329)
Adjustments(2)..........................................     (315)      (183)       250        115
    Net loss............................................  $(1,053)   $(1,048)   $  (467)   $(1,214)
Net loss per share as previously reported(1)............  $ (0.04)   $ (0.04)   $ (0.04)   $ (0.06)
    Net loss per share..................................    (0.05)     (0.05)     (0.02)     (0.05)
Shares used in computing net loss per share previously
  reported(1)...........................................   20,510     20,322     20,331     22,431
    Shares used in computing net loss per share.........   22,510     22,322     22,331     24,431

                                                                            1999
                                                          -----------------------------------------
                                                           FIRST      SECOND     THIRD      FOURTH
                                                          QUARTER    QUARTER    QUARTER    QUARTER
                                                          --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                         (UNAUDITED)
Net revenues, as previously reported(1).................  $ 4,309    $ 4,451    $ 4,653    $ 4,350
Adjustments(2)..........................................      510        883        242         --
    Net revenues........................................    4,819      5,334      4,895      4,350
Operating income (loss), as previously reported(1)......     (416)       209        460     (1,319)
Adjustments(2)..........................................       26        360       (213)        --
    Operating income (loss).............................     (390)       569        247     (1,319)
Net loss, as previously reported(1).....................   (1,004)      (389)      (114)      (866)
Adjustments(2)..........................................       22        356       (217)     (0.03)
    Net loss............................................  $  (982)   $   (33)   $  (331)   $  (866)
Net loss per share as previously reported(1)............  $ (0.05)   $ (0.02)   $ (0.00)        --
    Net loss per share..................................    (0.04)     (0.00)     (0.01)     (0.03)
Shares used in computing net income (loss) per share
  previously reported(1)................................   21,011     24,050     24,649     26,473
    Shares used in computing net loss per share.........   23,011     26,050     26,649     26,473

------------------------

(1) As reported under the statement of operations in our Quarterly Report on Form 10-Q for the three months ended March 31, June 30, and September 30, 1998 and 1999, or inherent in our Annual Report on Form 10-K for the years ended December 31, 1998 or 1999, respectively.

(2) Adjustments reflect the effect of the IntelliSoft acquisition accounted for as a pooling of interests on the amounts previously reported in our Quarterly Report on Form 10-Q or inherent in our Annual Report on Form 10-K for the years ended December 31, 1998 or 1999, respectively. See note 2 of the notes to consolidated financial statements included elsewhere herein for a more detailed discussion of this transaction.

    Our quarterly operating results have in the past varied and may in the future vary significantly. Factors affecting operating results include:

    - the level of competition;

    - the size, timing, cancellation or rescheduling of significant orders; market acceptance of new products and product enhancements;

    - new product announcements or introductions by our competitors;

    - adoption of new technologies and standards;

    - changes in pricing by us or our competitors;

    - our ability to develop, introduce and market new products and product enhancements on a timely basis, if at all;

    - component costs and availability;

    - our success in expanding our sales and marketing programs;

    - technological changes in the market for data security products;

    - foreign currency exchange rates;

    - and general economic trends and other factors.

    In addition, we have experienced, and may experience in the future, long sales cycles due to the size of our contracts and the timing of when our customers take delivery of our products. We also experience seasonality in our business. While these seasonal trends have included higher revenue in the last quarter of the calendar year and lower revenue in the next succeeding quarter, this was not the case in 1999 as a result of our customers' year 2000 concerns and resulting purchasing decisions. We believe that revenue has tended to be higher in the last quarter due to the tendency of certain customers to implement or complete changes in computer or network security prior to the end of the calendar year. In addition, revenue has tended to be lower in the summer months, particularly in Europe, when many businesses defer purchase decisions. Because our operating expenses are based on anticipated revenue levels and a high percentage of our expenses are fixed, a small variation in the timing of recognition of revenue could cause significant variations in operating results from quarter to quarter.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1999, our aggregate consolidated long term debt including current maturities was $9,048,000. Cash used in operating activities was $1,612,000 for the year ended December 31, 1999. During that period we used $1,483,000 in investing activities and financing activities provided $3,988,000. Capital expenditures were $895,000 for the year ended December 31, 1999.

    In 1996, we issued a 9% convertible note to Kyoto Securities, Ltd., a Bahamian corporation, in the amount of $5,000,000. The note provides for quarterly interest payments and is payable in full on May 29, 2001. The note is convertible into shares of our common stock at a conversion price of $12.00 per share, or 416,667 shares. On March 10, 2000, we received a notice to convert the note and we expect to issue those shares shortly.

    In 1997, we entered into a convertible loan agreement with Artesia Bank N.V., formerly Banque Paribas Belgique NV/SA, in order to refinance the $3,400,000 payment due December 31, 1997 in connection with our acquisition of Digipass. The terms of the agreement provide that the $3,400,000 principal amount is convertible, at the option of the lender, into shares of our common stock. This loan bears interest at the rate of 3.25%, payable annually, and matures on September 30, 2002. After January 1, 1999, the loan is convertible at the average closing market price for shares of our common stock on the NASD Electronic Bulletin Board system for the 20 trading days prior to the date of the notice of conversion, less 10%. In the event a public offering is completed, the lender may at its option (by written notice within seven days after our receipt of the proceeds of the public offering) require the principal amount of the loan to be repaid in cash, in which case additional special interest is payable in the amount of $680,000, or convert the loan at the public offering price. As part of this transaction, Mr. T. Kendall Hunt, our former Chief Executive Officer, entered into a pledge agreement with Banque Paribas Belgique NV/SA, pursuant to which he pledged, as collateral for the convertible note, 1,416,666 of his shares of common stock, which number of shares is subject to adjustment based on the market value of the shares.

    The net effect of 1999 activity resulted in an increase in cash of $914,000, resulting in a cash balance of $2,576,000 at December 31, 1999, compared to $1,662,000 at the end of 1998. Our working capital at December 31, 1999 was $2,473,000, an increase of $6,207,000, or 166% from ($3,734,000) at
December 31, 1998. The majority of the change is attributable to a 54% decrease in current liabilities, mainly due to the current maturities of long-term debt. Our ratio, which represents our current assets divided by our current liabilities, was 1.5 to 1.0 at December 31, 1999.

    In April 1999, we completed a private placement of common stock in the amount of $11.5 million. The transaction represented a sale of our common stock to European institutional investors at a price of $3.50 per share. A total of 3,285,714 shares of common stock were issued as a part of this transaction. We believe that the proceeds that will be raised from our proposed stock offering, along with our current cash balances and anticipated cash generated from operations will be sufficient to meet our anticipated cash needs for the foreseeable future.

    We intend to seek acquisitions of businesses, products and technologies that are complementary or additive to ours. There can be no assurance that any such acquisitions will be made.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133"), which is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes a comprehensive standard for the recognition and measurement of derivative instruments and hedging activities. We do not expect the adoption of the new standard to have a material effect on our consolidated financial position, liquidity, or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

    Approximately 63% of our business is conducted outside the United States, in Europe and Asia/ Pacific. A significant portion of our business operations are transacted in foreign currencies. As a result, we have exposure to foreign exchange fluctuations. We are affected by both foreign currency translation and transaction adjustments. Translation adjustments result from the conversion of the foreign subsidiaries' balance sheets and income statements to U.S. dollars at year-end exchange rates and weighted average exchange rates, respectively. Translation adjustments resulting from this process are recorded directly into stockholders' equity. Transaction adjustments result from currency exchange movements when a foreign subsidiary transacts business in a currency that differs from its local currency. These transactions are recorded as gains or losses in our statement of operations.

    The majority of our foreign subsidiaries' business transactions were spread across approximately 40 different countries and currencies. We perform periodic reviews of outstanding balances and settle intercompany accounts in an effort to minimize foreign exchange transaction gains and losses.

    We have minimal interest rate risk. Our $8.4 million long-term debt is made up of fixed rate notes, ranging from 3.25% to 9%, which are not subject to market fluctuations. The maturities of these notes range from 2001 to 2002.

                                    BUSINESS

GENERAL

    We design, develop, market and support security products and services which manage and secure access to computer systems of corporate and government customers. Additionally, we enable secure financial transactions made over private enterprise networks and public networks, such as the Internet. We believe that our software and hardware products provide organizations with strong, flexible and effective Internet and enterprise security solutions and they compete favorably against those of our competitors. Our IdentiSoft division primarily designs and markets products under the Digipass brand. Our Digipass product line provides greater flexibility and a more affordable means than competing products of authenticating to any network, including the Internet. The Digipass family of user authentication devices, all of which incorporate an electronic digital signature capability to guarantee the integrity of electronic transactions and data transmissions, are commonly referred to as security tokens. Our IntelliSoft division is responsible for open standards-based software products, including our SnareWorks and VACMAN product lines which provide enterprise-wide solutions to secure Internet, client/server and mainframe applications.

    Our security solutions are sold worldwide through our direct sales force, as well as through distributors, resellers and systems integrators. We currently have approximately 450 customers in more than 47 countries. Representative customers of our products include:

    - in Europe, ABN-AMRO Bank, Rabobank Nederland, SE-Banken, and KBC; and

    - outside Europe, Liberty Mutual, Cable and Wireless, 3M, Centerlink (the social security agency of Australia) and Duke University.

INDUSTRY BACKGROUND

    The growth in electronic banking and electronic commerce, and the increasing use and reliance upon proprietary or confidential information by businesses, government and educational institutions that is remotely accessible by many users, has made information security a paramount concern. We believe that enterprises are seeking solutions which will continue to allow them to expand access to data and financial assets while maintaining network security. According to Datamonitor, the global market for security products is expected to grow from $2.3 billion in 1998 to over $8 billion in 2003, a compound annual growth rate of 28%.

    INTERNET AND ENTERPRISE SECURITY. With the advent of personal computers and distributed information systems in the form of wide area networks, intranets, local area networks and the Internet, as well as other direct electronic links, many organizations have implemented applications to enable their work force and third parties, including vendors, suppliers and customers, to access and exchange data and perform electronic transactions. As a result of the increased number of users having direct and remote access to such enterprise applications, data and financial assets have become increasingly vulnerable to unauthorized access and misuse.

    INDIVIDUAL USER SECURITY. In addition to the need for enterprise-wide security, the proliferation of personal computers, personal digital assistants and mobile telephones in both the home and office settings, combined with widespread access to the Internet, have created significant opportunities for electronic commerce by individual users such as electronic bill payment, home banking and home shopping.

    Fueled by recent and well-publicized incidents including misappropriation of credit card information and denial of service attacks, there is a growing perception among many consumers that there is a risk involved in transmitting information via the Internet. These incidents and this perception may hamper the development of consumer-based electronic commerce. Accordingly, we believe that electronic commerce will benefit from the implementation of improved security measures that accurately identify users and reliably encrypt data transmissions over the Internet.

    COMPONENTS OF SECURITY. Data and financial asset security, and secured access to and participation in on-line commerce, generally consist of the following components:

    - ENCRYPTION: Maintains data privacy by converting information into an unreadable pattern and allowing only authorized parties to decrypt the data. Encryption can also maintain data integrity by creating digital signatures for transmitted data, enabling the recipient to check whether the data has been changed since or during transmission.

    - IDENTIFICATION AND AUTHENTICATION: Serves as the foundation for other security mechanisms by verifying that a user is who he or she claims to be. Identification and authentication mechanisms are often employed with encryption tools to authenticate users, to determine the proper encryption key for encrypting/decrypting data or to enable users to digitally "sign" or verify the integrity of transmitted data.

    - ACCESS CONTROL: Software that provides authentication, authorization and accounting functions, controlling a user's access to only that data or the financial assets which he or she is authorized to access, and which keep track of a user's activities after access has been granted.

    - ADMINISTRATION AND MANAGEMENT TOOLS: Software which sets, implements and monitors security policies, the access to which is typically regulated by access control systems. These tools are extremely important to the overall effectiveness of a security system.

    The most effective security policies employ most, if not all, of the above components. Most companies, however, only implement a patchwork of these components, which can result in their security systems being compromised.

THE VASCO SOLUTION

    To date, most approaches to network security, including Internet security, have been limited in scope and have failed to address all of the critical aspects of data security. We believe that an effective enterprise-wide solution must address and assimilate issues relating to the following:

    - speed and ease of implementation, use and administration;

    - reliability;

    - interoperability with diverse enterprise environments, existing customer applications and their diverse security infrastructures;

    - scalability; and

    - overall cost of ownership.

    Accordingly, we have adopted the following approach to data security:

    - In designing our products, we have sought to incorporate all industry-accepted, open and non-proprietary protocols. This permits interoperability between our products and the multiple platforms, products, and applications widely in use.

    - We have designed our products and services to minimize the integration effort with, and disruption of, existing legacy applications and security infrastructures, such as public key infrastructure, known as PKI. We provide customers with easier implementations and a more rapid means of implementing security across the enterprise, including the Internet. With security being a critical enabling technology for online business initiatives, speed and ease of security implementation has become crucial to an organization's success.

    - We design our products and services to have a lower total cost of security ownership than competing products and services. We have found that product improvements and tools that lower a customer's total cost of ownership create differentiating sales and marketing tools, and also help in the development of a highly loyal customer base that is open to new solutions that we offer.

    As a result of this approach, we believe that we are positioned to be a leading provider of our open standards-based software and hardware security solutions.

VASCO'S STRATEGY

    We believe we have one of the most complete lines of security products and services available in the market today and we intend to become a leading worldwide provider of these products and services. A key element of our growth strategy is to demonstrate to an increasing number of distributors, resellers and systems integrators that by incorporating our security products into their own products they can more effectively differentiate themselves in their marketplaces and increase the value of their products. In addition, we demonstrate to our corporate users that our products provide mission critical security to their internal and external security infrastructures. Following this aggressive marketing and promotion effort, we work with these resellers and integrators to support their sales of solutions which include our products. Also, we plan to expand our direct sales marketing program to new and existing blue chip customers.

    For example, Novell, S-1, Brokat and Intel Network Services (formerly Shiva) have all built support for our products. We currently market to the distribution channels of these companies and are already recognizing increasing revenue as these channels sell our solutions to their end customers. In addition, our IntelliSoft division has a base of customers we market to directly, such as Duke University. We are aggressively expanding the use of this strategy world wide. Further, we intend to:

    INCREASE SALES AND MARKETING EFFORTS WORLDWIDE. We intend to increase sales of our security products and services in our firmly established European markets and to aggressively increase our sales and support presence and marketing efforts in North America, South America and Asia. We plan to:

    - market new services and products to our existing customers by providing testimonial evidence of user experiences from other customers;

    - launch a worldwide marketing campaign to raise awareness of our solutions among the decision makers in the security products industry;

    - form additional strategic relationships with resellers and vendors of complementary, innovative security products and systems; and

    - develop a marketing and sales infrastructure in new markets, initially including Hong Kong and Argentina.

    CONTINUE INNOVATION. We intend to continue to enhance and broaden our line of security products to meet the changing needs of our existing and potential customers by:

    - building on our core software and hardware security expertise, such as expanding our technology for use on different platforms (like mobile phones and personal digital assistants) and incorporating biometrics into our products;

    - acquiring complementary technologies or businesses; and

    - developing additional applications for our products in areas which may include securing the exchange of data in the healthcare field and providing security for Internet gambling and lottery transactions, among others.

VASCO'S PRODUCTS

    We operate as two worldwide divisions: IdentiSoft and IntelliSoft. Each division has its own sales, research and development, and support structures, while both divisions take advantage of global corporate services such as marketing, administration, public relations and finance. However, there is considerable and growing cross-product sales, marketing and development between the divisions.

    The IdentiSoft division is responsible for the development, sales and support of our Digipass and Cryptech product lines. The IntelliSoft division is responsible for the development, sales and support of our SnareWorks and VACMAN product lines.

    THE IDENTISOFT DIVISION

    Our IdentiSoft division offers software and handheld hardware security products that provide strong user authentication, thus eliminating the weakest link in any security scheme, the isolated use of a static password. Over 3,500,000 of our tokens have been sold to over 450 customers. Our largest customer is Rabobank, which has over 500,000 tokens in use, demonstrating the scalability of our product. We believe this is the largest token-based installation of its kind.

    IDENTISOFT'S DIGIPASS PRODUCT LINE

    Our Digipass product line, which exists as a family of authentication devices as well as extensive software libraries, provides a flexible and affordable means of authenticating users to any network, including the Internet.

    Security can be broken into three factors:

    - What you have (the Digipass device itself);

    - What you know (the PIN code to activate the Digipass); and

    - Who you are (biometrics).

    The Digipass family is currently based on the first two factors. We are developing voice technology to incorporate the third factor into the Digipass. Using the Digipass system, in order to enter a remote system or to digitally sign data one needs:

    - the hardware device (the token) itself so that if you do not physically have the token, you will not be able to log on to the system; and

    - the PIN code for the token so if you do not know the appropriate code the user will not be able to use the applications stored inside.

    Both of these factors help to make sure that a natural person is authenticating (or signing), instead of a computer or another device. These factors also enable extremely high portability for security anytime, anywhere and anyhow.

    Digipasses calculate dynamic passwords, also known as one-time passwords, to authenticate users on a computer network and for a variety of other applications. There are several versions of the Digipass, the 50, 100, 300, 500, 600 and 700, each of which has its own distinct characteristics depending on the platform that they use and the functions they perform. However, the Digipass family is designed to work together and customers can switch their users' devices without requiring any changes to the customers existing infrastructure. In addition, these devices can be used to calculate digital signatures, also known as electronic signatures or message authentication codes, to protect electronic transactions and guarantee the integrity of the contents of these transactions. In addition, the Digipass 50 is designed to be used on other platforms such as mobile phones and personal digital assistants.

DIGIPASS AT WORK

                                    [CHART]

 [Graphic appears here. Description of contents described in paragraph below.]

    The above illustration shows the various steps in the Digipass initialization process. In the first step the devices are initialized with their unique set of secrets and keys per device. These secrets are stored in an encrypted way on a diskette that is sent to the application owner (for example, the information technology manager in a company or the security department of a bank). These floppy disks are one way of safely transporting the Digipass secrets to the host computer.

    The files on the floppy disks will be used to read all the necessary secrets and other data from the delivered Digipasses into a database. Then the application owner will assign those Digipass secrets to the end-users. This assignment is based on the serial number of the Digipass and the identity of the end-user. The Digipass is then shipped to the end-user together with a manual, and the protected PIN-code is sent by a secure separate shipment.

    Using a Digipass requires a connection to the host (server) computer that knows the parameters of the end-user's Digipass. Every time the user sends a dynamic password or digital signature to the host computer, the computer will retrieve all the necessary information from the database and will check the validity of the password or signature. After the host has checked the validity of the dynamic password or signature, it will notify the end-user of the correctness or incorrectness of the validity check.

    Digipass security devices are not terminal dependent and do not require any specific software platform since they only interact with a person.

    Currently, the Digipass is used in many applications, the largest of which is banking. Different banking applications are:

    - corporate banking through direct dial-up, as well as over the Internet and

    - retail banking to secure transactions made through the use of a dial-up connection with a personal computer, the traditional phone system, the Internet, and wireless phones and other communication devices such as personal digital assistants.

    Another significant application for the Digipass is to secure access to corporate networks for home-based, traveling and other remote users. Finally, Digipasses are increasingly being used in a variety of e-commerce applications where the user is part of a pre-defined user group. We intend to expand the use of the Digipass to other groups of users and applications, including electronic commerce transactions directed at the general public.

    IDENTISOFT'S CRYPTECH PRODUCT LINE. IdentiSoft has a product line that produces cryptographic microprocessor chips. These chips are used to encrypt data for use in automated teller machines, or ATMs, fax machines, modems and security servers at high speeds using data encryption standard, or DES, and Rivest, Shamir and Adleman, or RSA, algorithms.

    THE INTELLISOFT DIVISION

    Our IntelliSoft division, consisting of SnareWorks and VACMAN, offers enterprise-wide security software that provides encryption, access control and administration and management tools. Through the product architecture, the software can be configured to provide security for mainframe, client/server and Internet applications.

    INTELLISOFT'S SNAREWORKS PRODUCT LINE

    SnareWorks is uniquely positioned to provide the security bridge between the existing software infrastructure of legacy mainframe and client-server applications that are powering large enterprises, and the world of the Web, e-commerce and business-to-business on the Internet. The critical differentiating benefit of SnareWorks is that it fits into existing computing environments transparently because little, if any, new programming is required. As a result of its unique design, the SnareWorks product line is the only one in the industry that spans all three architectures (Web, client-server and mainframe) and enables rapid, low-cost, widespread deployment of true, end-to-end security.

    We believe that our competitors' products generally require extensive customization and integration which requires a complex and time-consuming deployment effort. In comparison, SnareWorks products are different because of the following key factors:

    - PROTOCOL SUPPORT MODULES. These are small segments of computer code that represent the knowledge modules that describe the application protocol to SnareWorks. With these small knowledge modules it is possible to teach SnareWorks how to apply state-of-the-art security features to existing applications without requiring any retooling of the applications themselves.

    - RAPID AND FLEXIBLE AUTHENTICATION. SnareWorks enables an enterprise to deploy rapidly a variety of authentication mechanisms, including those available from competitors, on the desktop.

    - TRUE SECURE SINGLE SIGN-ON. Once initial authentication is achieved, SnareWorks provides single sign-on to a variety of applications, including Web-based and desktop-based applications. In the case of Web-servers, a user will not have to log into more than a single Web-server or application. SnareWorks is different from other competing products because it can adapt to all commonly deployed authorization and authentication methodologies.

    Additional key features and benefits of the SnareWorks product line are as follows:

    - TRANSPARENT ENCRYPTION. SnareWorks enables strong encryption of all transmission control protocol/Internet protocol, or TCP/IP network traffic on every computer in a network simply by installing it. When SnareWorks is involved in the transfer of data, the default is automatically to encrypt all data.

    - EASY INSTALLATION. SnareWorks client or desktop software can be downloaded and installed on desktop computers and Web browsers in a matter of minutes, and do not require additional software or alterations to existing application software programs. For Internet-based applications that require only the use of a browser, there is no software to be installed on, or downloaded to, the user's desktop. This feature significantly reduces the time, cost and inconvenience to the customer of securing their networks.

    - AUTOMATED USER REGISTRATION. SnareWorks provides an automated process to register new users by providing them with their network identity along with their public key certificates without the assistance of a human administrator. This feature allows large companies to deploy SnareWorks more rapidly than it would normally take to deploy a solution of this scope.

    - SCALABLE AUTHORIZATION. Users or groups of related users can be granted access to different portions or applications on a network based upon their SnareWorks profile. SnareWorks is scalable, allowing a virtually unlimited number of groups and users to be efficiently handled by the software. Common groupings of users are made on the basis of their members, roles, locations and/or time of day, among other factors.

    - LOG FILES BASED AUDITING. SnareWorks provides "log files" or detailed records of the activity surrounding a data transfer, including identity of user, time, application accessed and date transferred. These log files are used to monitor and audit network activity by administrators. SnareWorks can create these files even if the applications or software programs do not provide for the creation of log files.

    - USE OF DIGITAL SIGNATURES. A distinctive feature of SnareWorks is its ability to significantly enhance the reliability of applications and data through the use of digital signatures. A digital signature is an authentic piece of data attached to an object. The recipient as well as a third party can verify that the object to which the signature is attached has not been altered since it was signed.

    - DISTRIBUTED MANAGEMENT. SnareWorks can be managed from a central location or from over a dozen graphical management editors and viewers to provide a comprehensive view of security in the enterprise.

    - STANDARDS BASED. SnareWorks supports a wide variety of standard encryption devices, including DES, 3DES and SSL, digital signatures (RSA), message integrity (MD5), key management (DCE/Kerberos, RSA), digital certificates (X.509), access control (POSIX) and strong authentication (RADIUS).

SNAREWORKS AT WORK

    Below is a graphical rendition of how SnareWorks is implemented followed by a description of each of the SnareWorks elements.

                                    [CHART]

 [Graphic appears here. Description of contents described in paragraph below.]

    SnareWorks Desktop Client is a thin, ultra-lightweight customer package that provides a complete security environment for Internet-based applications residing on a user's desktop. It enables rapid deployment of a comprehensive security solution to thousands of users across multiple server and operating system environments. It provides commercial off-the-shelf products and legacy applications with:

    - strong network encryption;

    - pluggable authentications;

    - a scalable access control model;

    - secure single sign-on;

    - enforcement of auditing; and

    - digital signatures.

    SnareWorks Web enables existing Web-based applications to utilize a single network identity for authentication and true single sign-on. It delivers secure authorization using a proven access control model, which enables administrators to control even the most detailed aspects of the Web. SnareWorks Web can be distributed to multiple Web servers across the enterprise and managed from one central node through a sophisticated graphical user interface.

    The SnareWorks Certificate Server Security Infrastructure provides certificate management services to the SnareWorks security framework. These services include issuance, revocation, query and reporting services for X.509-based certificates. The Certificate Server supports both Web and command line access to the certificate repository.

    SnareWorks Rule Server provides the security services necessary to integrate both Web and non-Web applications into the SnareWorks Framework. These services include:

    - network authentication;

    - secure single sign-on;

    - fine-grain access control;

    - network data encryption;

    - auditing;

    - event notification; and

    - enforcement of numerous other security policies.

    The SnareWorks Software Development Kit is a set of library files that a developer can use to build extensions to the SnareWorks framework. It is used to develop protocol support modules which enable SnareWorks servers to analyze the behavior and the operation of legacy applications without requiring these applications to be modified. Protocol support modules can provide advanced security features to new or legacy applications. With the SnareWorks Software Development Kit developers can extend SnareWorks to perform a variety of functions for these applications, including:

    - automatic login and secure single sign-on;

    - operation-to-rule mapping;

    - object-to-rule mapping;

    - identity transformation;

    - digital signatures;

    - application verification;

    - auditing;

    - automated keystroke capture;

    - chargeback accounting; and

    - authorization products interface.

    The SnareWorks Security Server is a highly scalable authentication service that combines the best of security technologies, supporting both secret as well as public key authentication. It provides signed network credentials that form the basis for an enterprise-wide authorization infrastructure that can be applied uniformly to all applications. The Security Server also includes a distributed database for users, groups, roles, policies, passwords and security attributes. It also provides encryption services, key generation and password-strength facilities.

    The SnareWorks Administration Console is the control center for the SnareWorks framework. It enables security administrators to perform remote management of SnareWorks servers and is also the primary interface for creating connection and object rules. These rules govern the behavior of all applications and the access rights to all data throughout the SnareWorks framework. The Administration Console includes numerous graphical editors, which enable administrators to control virtually all aspects of SnareWorks from anywhere in the enterprise.

    INTELLISOFT AND PUBLIC KEY INFRASTRUCTURE

    Many corporations are increasingly relying upon digital certificates to authenticate and identify users on a network, including the Internet. In addition, digital certificates are used to transmit data in an encrypted format over a network. The issuance, revocation, management and policies surrounding these digital certificates is commonly referred to as public key infrastructure or PKI. Like any other new comprehensive technology infrastructure, large companies need to integrate PKI into their legacy and new applications. This takes time, money, and specialized, hard-to-find personnel. While there may be significant commercial potential for PKI, the process of integrating PKI into other enterprise wide applications has proven so difficult that few companies have existing PKI deployments beyond the pilot stage.

    For companies that are using certificate authority vendors such as Entrust, Baltimore, or Verisign, SnareWorks interoperates and allows for easy integration of PKI. In addition, for companies that have not committed to a particular certificate authority vendor, SnareWorks provides its own certificate authority capabilities. Finally, as described above, SnareWorks can work with non-PKI related authentication such as tokens, smart cards, and passwords.

    We also have patent pending technology that allows for secure storage of a digital certificate's private key on a server that can be accessed from any network using any of our Digipass family of products. The effect of this technology is that it gives digital certificates the portability of PKI deployed on smartcards, without the cost or infrastructure development required for deploying smartcards and their associated smartcard readers.

    INTELLISOFT'S VACMAN PRODUCT LINE

    IntelliSoft's VACMAN product line provides organizations with access control software to manage secure remote access to computer networks. The product line consists of the VACMAN Radius Server, the VACMAN Programmer, the VACMAN OPTIMUM and the VACMAN controller.

    Key features of the VACMAN product line are:

    - interoperability with a wide range of commercially standard products and protocols including ODBC databases or any server supporting the RADIUS standard;

    - the ability to program Digipass tokens, giving customers complete control of the initialization, customization and maintenance processes; and

    - the allowance of quick integration of Digipass Authentication software into industry standard platforms such as Sun Solaris and UNIX.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND LICENSES

    We rely on a combination of patent, copyright, trademark and trade secret laws, as well as employee and third-party non-disclosure agreements to protect our proprietary rights. In particular, we hold several patents in the United States and a corresponding patent in certain European countries, which cover certain aspects of our technology. The majority of our patents cover our Digipass family of security tokens. The U.S. patents expire between 2003 and 2010 and the European patent expires in 2008. We believe these patents to be valuable property rights and we rely on the strength of our patents and on trade secret law to protect our intellectual property rights. To the extent that we believe our patents are being infringed upon, we intend to assert vigorously our patent protection rights, including but not limited to, pursuing all available legal remedies.

    On March 25, 1998, we entered into an arm's-length license agreement with Lernout & Hauspie Speech Products NV/SA pursuant to which we received a five-year world-wide, non-exclusive, non-transferable license to use certain speaker verification software in access control applications. For this license, we agreed to pay a royalty of 10% of revenue associated with the software which will be credited against royalty prepayments aggregating $800,000. On December 31, 1998, the license was extended for an additional five years and we made additional royalty prepayments to reach an aggregate of $1.6 million. In addition, the revised agreement also provides for the initiation of a co-marketing and co-sales effort.

    Further, in connection with sales of our SnareWorks product, we offer a SnareTools tool kit pursuant to a perpetual license agreement with Computer Associates dated December 2, 1996, pursuant to which we pay a 2% royalty based on net sales of the product. SnareWorks also contains infrastructure software which is provided by IBM under an original equipment manufacturing agreement dated October 6, 1999, and by Gradient Technologies under an original equipment manufacturing agreement dated July 13, 1999. Both of these agreements are for three-year terms and also provide for small royalty payments based on how our product is configured with the end users. In the ordinary course of our business we have entered, and may periodically enter, into license agreements with software providers, as needed.

RESEARCH AND DEVELOPMENT

    Our research and development efforts historically have been, and will continue to be, concentrated on product enhancement, new technology development and related new product introductions. We employ 24 full-time engineers and, from time to time also engage independent engineering firms to conduct non-strategic research and development efforts on our behalf. For the fiscal years ended December 31, 1997, 1998 and 1999, we expended $2,313,756, $2,459,477 and $3,587,483, respectively, on research and development, representing approximately 17.5%, 14.9% and 18.5% of consolidated revenues for 1997, 1998 and 1999, respectively.

    While management is committed to enhancing our current product offerings and introducing new products, we cannot be certain that our research and development activities will be successful. Furthermore, we may not have sufficient financial resources to identify and develop new technologies and bring new products to market in a timely and cost effective manner, and we cannot ensure that any such products will be commercially successful if and when they are introduced.

PRODUCTION

    Our security hardware products are manufactured by third parties pursuant to purchase orders that we issue. Our hardware products are made primarily from commercially available electronic components which are purchased globally. Our software products are produced either in-house or by several outside sources in North America and Europe.

    The security tokens utilize commercially available programmable microprocessors, or chips. We use two microprocessors, made by Samsung and Epson, for the various hardware products we produce. The Samsung microprocessors are purchased from Samsung Semiconductor in Belgium, and the Epson microprocessors are purchased from Alcom Electronics NV/SA, also located in Belgium. The microprocessors are the only components of our security tokens that are not commodity items readily available on the open market. While there is an inherent risk associated with each supplier of microprocessors, we believe having two sources reduces the overall risk to a commercially acceptable level.

    Orders of microprocessors and some other components generally require a lead time of 12 to 16 weeks. We attempt to maintain a sufficient inventory of all parts to handle short-term increases in orders. Large orders that would significantly deplete our inventory are typically required to be placed with more than 12 weeks of lead time, allowing us to attempt to make appropriate arrangements with our suppliers.

    We purchase the majority of our product components and arrange for shipment to third parties for assembly and testing in accordance with our design specifications. Our security token products are assembled exclusively by two independent companies, each of which is based in Hong Kong. Purchases from one of the companies are made on a purchase order by purchase order basis. Purchases from the other company are under a contract that extends to January 21, 2001, with automatic one-year renewals and subject to termination on six months notice. Each of these companies assembles our security tokens at facilities in mainland China. One of the companies also maintains manufacturing capacity in Hong Kong. Equipment designed to test product at the point of assembly is supplied by us and periodic visits are made by our personnel for purposes of quality assurance, assembly process review and supplier relations.

    There can be no assurance that we will not experience interruptions in the supply of either the component parts that are used in our products or fully-assembled token devices in general. In the event that the flow of components or finished product was interrupted there could be a considerable delay in finding suitable replacement sources for those components, as well as in replacement assembly subcontractors with the result that our business and results of operations could be adversely affected. For further information about our suppliers, refer to the "Risk Factors" section.

COMPETITION

    The market for computer and network security solutions is very competitive and, like most technology-driven markets, is subject to rapid change and constantly evolving products and services. With respect to Digipass, our main competitor is RSA Security Inc., and with respect to our SnareWorks and VACMAN product lines, our main competitor is Netegrity, Inc. There are many other companies such as Computer Associates International, Inc., AXENT Technologies, Inc., ActivCard and Gradient Technologies, Inc. which offer hardware, software and services that range from simple locking mechanisms to sophisticated encryption technologies. We believe that competition in this market is likely to intensify as a result of increasing demand for security products.

    We believe that the principal competitive factors affecting the market for computer and network security products include the strength and effectiveness of the solution, technical features, ease of use, quality/reliability, customer service and support, name recognition, distribution channels and price. Although we believe that our products currently compete favorably with respect to such factors, other than name recognition in certain markets, there can be no assurance that we can maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other competitive resources.

    Many of our present and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do, and as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at a lower end user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share.

    Our products are designed to allow authorized users access to a computing environment, in some cases using patented technology as a replacement for the static password. Although certain of our security token technologies are patented, there are other organizations that offer token-type password generators incorporating challenge-response or response-only approaches that employ different technological solutions and compete with us for market share. For additional information regarding our competition, please refer to the section titled "Risk Factors."

SALES AND MARKETING

    Our security solutions are sold worldwide through our direct sales force, as well as through distributors, resellers and systems integrators. A sales staff of 24 coordinates our sales through both our sales channels and these strategic partners' sales channels and makes direct sales calls either alone or with sales personnel of vendors of computer systems. Our sales staff also provides product education seminars to sales and technical personnel of vendors and distributors with whom we have working relationships and to potential end-users of our products.

    Part of our expanded selling effort includes approaching our existing strategic partners to find additional applications for our security products. In addition, our marketing plan calls for the identification of new business opportunities that may require enhanced security over the transmission of electronic data or transactions where we do not currently market our products. Our efforts also include the preparation and dissemination of white papers prepared by our support engineers which explain how we believe our security products can add value or otherwise be beneficial.

    Early in the fourth quarter of 1999, we expanded our relationship with Saatchi & Saatchi to spearhead our worldwide marketing campaign. This worldwide campaign will include print and media advertising to targeted sectors, as well as interactive Web-based promotional activity.

CUSTOMERS AND MARKETS

    Customers for our products include some of the world's most recognized names. Customers of Digipass tokens include:

BANKING                              TELECOM                   AUTOMOTIVE                  OTHER
-------                              -------                   ----------                  -----
ABN-AMRO Bank              France Telecom Mobile         Honda Europe            Centerlink (Australia)
SNS Bank                   Nokia                         Skoda/Volkswagen        Ministry of Finance
Rabobank Nederland         Belgacom                      Volvo                   (Belgium)
SE-Banken                  Dutchtone                     Daimler Chrysler        University of Groningen
                                                                                 (The Netherlands)

    In addition, a growing number of businesses and institutions are using SnareWorks and VACMAN. These include: Duke University, 3M, Liberty Mutual and Cable & Wireless.

    Cryptech customers are primarily original equipment manufacturers.

    In 1999, Concord Eracam Nederland NV accounted for 18% of our revenues. In addition, we have four other customers who each accounted for 5% or more of our revenues. We are aware of the risks associated with this degree of customer concentration and expect to further minimize our reliance on these customers.

EMPLOYEES

    As of March 14, 2000, we employed 85 full-time employees, and 1 part-time employee. Of these, 43 were located in North America and 43 were located in Europe. Of the total, 44 were involved in sales, marketing and customer support, 21 in product production, research and development and 21 in administration. We organize internal and external training programs for our employees and reward employees for obtaining training which benefits their work performance. We had a total of 80, 60 and 46 employees at the end of the years ended December 31, 1999, 1998 and 1997, respectively.

    Our employees are not represented by unions and we have never experienced a work stoppage. We believe our relationship with our employees is good.

PROPERTY

    Our corporate offices and North American administrative, sales and marketing, research and development and support facilities are located in the United States in an office complex in Oakbrook Terrace, Illinois, a suburb of Chicago. These facilities are leased through November 30, 2004, and consist of approximately 9,000 square feet. We believe that the Oakbrook Terrace facilities will be adequate for our present growth plans.

    Our European administrative, sales and marketing, research and development and support facilities are located in a suburb of Brussels, Belgium. These facilities consist of approximately 23,500 square feet of office space which are occupied under a lease expiring in September 30, 2005. We believe that these facilities are adequate for our present growth plans.

GOVERNMENT REGULATION

    All of our products are subject to export controls and restrictions in the United States and Belgium. In the United States, controls and restrictions are administered by the United States Department of Commerce in conjunction with the National Security Agency and other U.S. government agencies. Exports of products with encryption capabilities are subject to varying degrees of control and restriction depending upon a number of factors. Generally speaking, these products are subject to a one-time government review and classification prior to export. Products with longer bit (encryption) lengths often require issuance of a government license prior to export. In addition, recent changes in U.S. encryption regulations take into account other factors such as whether the product is a retail product and whether it is being exported to a non-governmental customer. U.S. export laws also prohibit the export of encryption products to a number of specified countries that are deemed to support terrorism or to be hostile to the United States.

    There can be no assurance, however, that the list of products and countries for which export approval is required, and the regulatory requirements with regard thereto, will not be revised from time to time. Our inability to obtain required approvals under these regulations could materially adversely affect our ability to make international sales of the products under U.S. export control laws.

    Our core authentication products, do not, nor are they likely to, fall under U.S. encryption export control regulations. Although all of our authentication products utilize encryption technologies, the products cannot read and encrypt client data. Thus, they are not subject to the U.S. encryption export control regulations.

    Similarly, VDS NV/SA, our Belgian operating subsidiary, is subject to export licensing requirements under Belgian law. The inability of VDS NV/SA to obtain required approvals or licenses under Belgian law also could have a material adverse effect on our financial condition or results of operations.

    The Belgian export of VDS NV/SA's cryptographic products, consisting of DES and RSA microprocessors and PC/DES and RSA cards (including software development kits), is subject to European Community regulations. VDS NV/SA's cryptographic products are considered to be "goods of dual use" under those regulations (i.e., goods that can be used for both civil and military purposes). As such, an individual export license given by the Belgian authorities per customer is required for their export, except to Luxembourg and the Netherlands. Only the VDS NV/SA products that perform encryption of data for confidentiality reasons require an individual export license, and VDS NV/SA has obtained such licenses for the export of these products.

    VDS NV/SA, as owner and exporter of the cryptographic products, must apply to the Belgian Ministry of Economic Affairs for an export license for each company to which it exports such products. An export license is valid for one customer for one year from the date of issue. It can be reused for several consecutive deliveries to that customer until the total export quantity, as indicated on the license, has been exhausted. If the quantity is not completely exported during the one year license period, the license can be renewed once for another year. VDS NV/SA applies for such licenses for customers that wish to purchase cryptographic products.

LITIGATION

    From time to time, we have been involved in litigation incidental to the conduct of our business. Currently, we are not a party to any lawsuit or proceeding which, in our management's opinion, is likely to have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

OUR DIRECTORS AND OFFICERS

    Our executive officers and directors, and their respective ages as of February 8, 2000, are as follows:

NAME                                          AGE                       POSITION
----                                        --------                    --------
Mario R. Houthooft........................     46      Chief Executive Officer, Pesident and
                                                       Director
T. Kendall Hunt...........................     56      Chairman of the Board and Executive Vice
                                                       President
Dennis D. Wilson..........................     48      Vice President and Chief Financial Officer
Jan Valcke................................     45      General Manager, IdentiSoft Division
Jonathan Chinitz..........................     40      General Manager, IntelliSoft Division
Forrest D. Laidley........................     55      Secretary and Director
Christian Dumolin.........................     54      Director
Michael A. Mulshine.......................     60      Director
Michael P. Cullinane......................     50      Director
Pol Hauspie...............................     48      Director

    MARIO R. HOUTHOOFT--Mr. Houthooft serves as our Chief Executive Officer, President and a Director. Mr. Houthooft was elected to our Board of Directors as of April 10, 1998. From 1992 until joining us, he served in various management positions with Lintel Security. Prior thereto, he was with Cryptech Company, which he founded, from 1985 where he served in various positions. Mr. Houthooft received a degree in Electrical Engineering from University of Ghent, Ghent, Belgium.

    T. KENDALL HUNT--Mr. Hunt is Chairman of the Board and Executive Vice President. He served as our Chief Executive Officer through June 16, 1999. He has been a director since July 1997. He served since 1990 as Chairman and President of our predecessor. Mr. Hunt received a B.B.A. from the University of Miami, Miami, Florida and an M.B.A. from Pepperdine University, Malibu, California.

    DENNIS D. WILSON--On March 15, 2000, we announced that Mr. Dennis D. Wilson, would join us as Vice President and Chief Financial Officer effective March 20, 2000. Prior to joining us, Mr. Wilson was Chief Accounting Officer and Director of Financial Reporting for Schawk, Inc., based in Des Plaines, Illinois, a multi-divisional, international company. Prior to joining Schawk, Mr. Wilson held senior financial management positions with Family Service Centers in Illinois and Ernst & Young, Chicago. He is currently a member of the Board of Directors of Aasche Transportation Services, Inc., a Nasdaq-listed Illinois company. Mr. Wilson is a Certified Public Accountant. Mr. Wilson received a B.S. ED. degree from Bowling Green State University.

    JAN VALCKE--Mr. Valcke has been our Vice President since 1996 and, the General Manager of the IdentiSoft Division since December 1999. From 1992 until joining VASCO Data Security NV/SA, he served as Vice President of Sales and Marketing of Digipass NV/SA, member of the Digiline International group. He was co-founder and member of the Board of Directors of Digiline since 1988.
Mr. Valcke received a degree in Science from Kortrijk High School, Kortrijk, Belgium.

    JONATHAN CHINITZ--Mr. Chinitz has been General Manager of our IntelliSoft Division since December, 1999, and was President and founder of IntelliSoft Corp. from 1992 through 1999 before its acquisition by us in 1999. Mr. Chinitz has been involved in the distributed security market since 1991. Mr. Chinitz received a B.S. in Computer Sciences from Hebrew University, Jerusalem, Israel and a M.S. in Computer Sciences from Boston University, Boston, Massachusetts.

    FORREST D. LAIDLEY--Mr. Laidley is our Secretary and has been a director since July 1997. He has been involved with us and our predecessors for certain periods since 1984 in similar capacities. He is currently a partner in the law firm of Tressler, Soderstrom, Maloney & Priess and prior to that was a partner in the law firm of Laidley & Porter (and predecessor firm) in Libertyville, Illinois since 1985. He serves on the Advisory Council on Main Street Libertyville and is a director of Harris Bank Libertyville, an Illinois chartered banking institution, and is President and sole stockholder of Forrest Properties, Inc., an Illinois real estate development corporation. Mr. Laidley received a B.A. in History from Yale University, New Haven, Connecticut and a J.D. from DePaul University, Chicago, Illinois.

    CHRISTIAN DUMOLIN--Mr. Dumolin has been a director since April 23, 1999. He is a member of our Audit Committee. Mr. Dumolin is President and CEO of Koceram NV/SA since 1980. Koceram is a producer of building products, developing business through several subsidiaries, including Koramic Building Products NV/SA and TrustCapital NV/SA, both of which are quoted on the Brussels' (Belgium) Stock Exchange. In addition, Koceram is involved in financial activities (development and venture capital) and real estate activities. Mr. Dumolin is also a member of the Council of Regency of the National Bank of Belgium.

    MICHAEL A. MULSHINE--Mr. Mulshine has been a director since July 1997. He served since 1992 as a director of our predecessor. He is a member of our Audit Committee and Compensation Committee. He is, and since 1977 has been, a principal of Osprey Partners, a management consulting firm. Since 1985 he has been a director and Secretary of SEDONA Corporation, a developer and marketer of enterprise scale Internet solutions. Mr. Mulshine received a B.S. in Electrical Engineering from Newark College of Engineering, Newark, New Jersey.

    MICHAEL P. CULLINANE--Mr. Cullinane has been a director since April 10, 1998. He is the Chairman of our Compensation Committee and a member of our Audit Committee. Mr. Cullinane is currently the Executive Vice President and Chief Financial Officer of divine interVentures, inc. From 1988 to June 1999 he served as Executive Vice President, Chief Financial Officer and treasurer of PLATINUM Technology, Inc. PLATINUM Technology provides software products and consulting services that help Global 10,000 IT organizations manage and improve their IT infrastructure, which consists of data, systems, and applications.
Mr. Cullinane is a director of PLATINUM Entertainment, Inc. and Made 2 Manage Systems, Inc. and Interactive Intelligence, Inc., all of which are public companies. Mr. Cullinane received a B.B.A. from the University of Notre Dame, South Bend, Indiana.

    POL HAUSPIE--Mr. Hauspie has been a director since January 27, 1999.
Mr. Hauspie, is a co-founder of Lernout & Hauspie Speech Products NV/SA and has served as a Managing Director, President, Co-Chairman of the Board and Co-Chairman in the office of the Chief Executive since its incorporation. In 1977 Mr. Hauspie founded HPP Computer Center, a developer and marketer of software for accountants and financial advisors, and served as its president until its sale in 1987 to finance the start-up of Lernout & Hauspie Speech Products NV/SA. Mr. Hauspie also serves on the board of several private companies and Excalibur Technologies Corporation, a public company. Mr. Hauspie received an accounting degree from the University Sint Aloysius in Brussels, Belgium.

    Each of our directors holds office for a one-year term and until his respective successor has been duly elected and qualified. Our executive officers are elected by and serve at the discretion of our Board of Directors.

    Forrest D. Laidley, Christian Dumolin, Michael A. Mulshine and Michael P. Cullinane are our independent directors.

BOARD COMMITTEES

    Our Board of Directors currently maintains two standing committees, the Audit Committee and the Compensation Committee, both of which are comprised only of independent directors. The Audit Committee, which is chaired by Michael P. Cullinane currently comprised of Christian Dumolin and Michael A. Mulshine, recommends to the Board of Directors the engagement of our independent accountants, reviews with such accountants the plan, scope and results of their audit of the consolidated financial statements and reviews the independence of such accountants. The Compensation Committee is chaired by Forrest D. Laidley and is comprised of Messrs. Cullinane and Mulshine. This Committee reviews and makes recommendations to the Board of Directors regarding all forms of compensation to be provided to our executive officers, directors and consultants.

COMPENSATION OF DIRECTORS

    Our directors are reimbursed for expenses incurred in connection with their attendance at periodic Board meetings. Directors receive no cash compensation for their services; however, non-employee directors are eligible to receive stock option grants from time to time. In 1999 the non-employee directors, Messrs. Laidley, Hauspie, Cullinane and Mulshine, each received options to purchase 8,000 shares of common stock at an exercise price of $3.125 per share, and in February 2000, Messrs. Laidley, Hauspie, Cullinane, Mulshine and Dumolin each received options to purchase 8,000 shares of common stock, at an exercise price of $8.875 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our Compensation Committee is comprised of Messrs. Laidley, Cullinane and Mulshine.

    Forrest D. Laidley serves as a Director and our Secretary. Mr. Laidley was a partner in the law firm of Laidley & Porter which has performed various legal services for us since our inception. Mr. Laidley and his former partners have made equity investments in us from time to time through various private placements and are currently stockholders and warrant holders. Mr. Laidley's current firm, Tressler, Soderstrom, Maloney & Priess, is currently performing legal services for us. Mr. Laidley's services currently are and have been on a noncompensation basis, although his firm is compensated for services rendered to us by attorneys other than Mr. Laidley. Mr. Laidley's firm was paid approximately $2,750 during the year ended December 31, 1999.

EMPLOYMENT AND CONSULTING AGREEMENTS

    Messrs. T. Kendall Hunt and Jonathan Chinitz entered into employment agreements with us. Mr. Hunt's agreement, dated June 15, 1999, employs Mr. Hunt as our Chairman and Executive Vice President. Mr. Chinitz's agreement, dated as of October 5, 1999, employs Mr. Chinitz as our Vice President and General Manager of the IntelliSoft Division.

    Mr. Hunt's agreement does not provide for a specific term of employment while Mr. Chinitz's provides for a three-year term. Under both the agreements, Messrs. Hunt and Chinitz may be terminated upon death or disability (as defined in the employment agreement), for cause (as defined in the employment agreement), or without cause. In the event they are terminated without cause, they are entitled to certain severance benefits. The employment agreement contains provisions restricting their ability to compete against us in the event their employment is terminated.

    The employment agreements provide Messrs. Hunt and Chinitz with a base salary which is subject to review in accordance with our normal practice for executive salary review from time to time in effect. In addition, they are both entitled to receive an annual bonus as determined by our Compensation Committee. Mr. Chinitz receives a car allowance of approximately $1,000 per month.

    In the event either of them is terminated by us upon a "Change of Control" (as defined in the employment agreement), he is entitled to certain severance benefits consisting of continued salary payments for a set period of time.

    Mr. Houthooft is compensated under the terms of a consulting agreement between him, us and his private Belgian limited company dated June 15, 1999, that initially provided for an annual salary of $165,000 plus an annual bonus as determined by our compensation committee, and a separate agreement between VASCO Data Security Europe NV/SA and his private Belgian limited company effective January 1, 1997. The agreements provide that Mr. Houthooft has supervision and control over, and responsibility for, the overall management of VASCO and that he shall have such other powers and duties as our board may from time to time prescribe. The agreements may be terminated by us with or without cause, and include non-compete clauses, which under his agreements with us range from 12 to 18 months depending upon the reason for such termination, including termination as a result of a change of control. The agreements also provide for severance payments in the event of termination for reasons other than cause.

    Mr. Valcke is compensated under the terms of a consulting agreement between him, VASCO and his private Belgian limited company effective on November 1, 1999, that provides for an annual salary of $117,000 plus an annual bonus equal to $37,500. Part of the bonus is conditioned upon Mr. Valcke meeting established budget forecasts. The agreement is terminable by either party upon 30 days notice or without notice and a $12,000 payment and includes a termination for cause provision. The agreement also includes a six-month non-compete and non-solicitation provision.

    1997 STOCK COMPENSATION PLAN, AS AMENDED AND RESTATED At our annual meeting of stockholders in 1999, our stockholders approved an amendment and restatement of our 1997 Stock Compensation Plan. The purpose of the plan is to advance the interests of our company and stockholders by providing a means to attract, retain and reward our employees and non-employee directors, as well as consultants that we may engage. The plan is administered by our Compensation Committee which has full and final authority to select persons eligible to receive awards, the type and number of such awards and the vesting and expiration of individual awards.

    The plan was amended to provide for an evergreen authorization of shares eligible for awards equal to 20% of our outstanding shares of common stock at any one time. In addition, the amendment authorized restricted stock, deferred stock, stock appreciation rights, performance awards settleable in cash or stock, and other types of awards based on stock or factors influencing the value of stock, and included specific obligations relating to non-competition and proprietary information that may be imposed on persons receiving awards. The option exercise price is determined by the committee, but generally may not be less than the fair market value of the stock on the date of grant.

    The committee in its discretion may determine the vesting schedule of options and other awards, the post-termination exercise periods of awards and the events that will result in the acceleration of vesting and lapse of restrictions of outstanding awards. Under the plan as amended and restated, in the even of a change of control of our company as defined in the plan, all outstanding awards will immediately vest and be fully exercisable.

    As of January 31, 2000, our employees and non-employee directors and consultants held outstanding options under the plan for the purchase of an aggregate of 2,129,350 shares of our common stock with exercise prices ranging between $.1875 and $12.50 per share, of which options for the purchase of 1,368,675 shares were fully vested and exercisable. Based on the 26,865,964 shares of our common stock outstanding as of March 8, 2000, we are eligible to issue awards under the plan for an aggregate of 5,373,193 shares of our common stock.

COMPENSATION OF MANAGEMENT

    The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the three years ended December 31, 1997, 1998 and 1999 for our Chief Executive Officer and President as well as the general managers of our IntelliSoft and IdentiSoft divisions, who are our only executive officers whose total salary and bonus for such year exceeded $100,000, who are referred to as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                             COMPENSATION
                                                                           AWARDS SECURITIES
                                             ANNUAL COMPENSATION          UNDERLYING OPTIONS/     ALL OTHER
                                       --------------------------------   STOCK APPRECIATION    COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR     SALARY ($)    BONUS         RIGHTS (#)           ($)(5)
---------------------------            --------   ----------   --------   -------------------   -------------
T. Kendall Hunt .....................    1999       165,000       --             30,000                --
  Executive Vice President and           1998       155,000       --                 --                --
  Chairman of the Board(1)               1997       150,000       --            125,000                --

Mario R. Houthooft ..................    1999       165,000       --            430,000                --
  Chief Executive Officer, President
  and Director(2)

Jan Valcke ..........................    1999       142,800       --            115,000                --
  General Manager(3)

Jonathan Chinitz ....................    1999        32,692       --             10,000             3,000
  General Manager(4)

------------------------

(1) Mr. Hunt resigned as our President and Chief Executive Officer on June 16, 1999.

(2) Mr. Houthooft was appointed as our President and Chief Executive Officer on June 16, 1999. Mr. Houthooft is compensated under a consulting agreement which is described in the subsection labeled Employment and Consulting Agreements.

(3) Mr. Valcke was appointed General Manager of our IdentiSoft division on December 28, 1999. Mr. Valcke is compensated under a consulting agreement. To read more about the consulting agreement see the subsection entitled Employment and Consulting Agreements.

(4) Mr. Chinitz joined us on October 6, 1999 and was appointed General Manager of our IntelliSoft division on December 28, 1999.

(5) Our managers are eligible to participate in standard health and benefit plans.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth all options granted to the Named Executive Officers during 1999.

                                                                                           POTENTIAL REALIZED
                                                                                             VALUE AT ANNUAL
                                NUMBER OF       PERCENTAGE OF                                RATES OF STOCK
                               SECURITIES       TOTAL OPTIONS                              PRICE APPRECIATION
                               UNDERLYING         GRANTED TO                  EXERCISE    FOR OPTIONS TERM (4)
                             OPTIONS GRANTED     EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
NAME                            (SHARES)       FISCAL YEAR 1999    ($/SH)       DATE        5%($)      10%($)
----                         ---------------   ----------------   --------   ----------   ---------   ---------
T. Kendall Hunt............       30,000(1)           2.6%          3.13      1/11/2009     59,053     149,652
Mario R. Houthooft.........       30,000(1)           2.6%          3.13      1/11/2009     59,053     149,652
                                 200,000(2)          17.6%          3.00     11/18/2009    377,337     377,337
                                 200,000(3)          17.6%          3.00     11/18/2009    377,337     377,337
Jan Valcke.................       10,000(1)           0.9%          3.13      1/11/2009     19,684      49,884
                                   5,000(1)           0.4%          2.94      8/18/2009      9,245      23,428
                                 100,000(2)           8.8%          3.00     11/18/2009    188,668     478,123
Jonathan Chinitz...........       10,000(1)           0.9%          3.59      10/6/2009     22,577      57,215

------------------------

(1) Options vest in five equal installments beginning on the anniversary date of grant.

(2) Options vest in four equal installments beginning on January 1, 2001.

(3) Options vest on the earlier of November 18, 2006 or, in 50,000 share increments based on the stock price achieving the following levels:

    - 50,000 shares when the stock price is above $10.00 per share for 30 consecutive trading days;

    - 50,000 shares when the stock price is above $20.00 per share for 30 consecutive trading days;

    - 50,000 shares when the stock price is above $30.00 per share for 30 consecutive trading days; and

    - 50,000 shares when the stock price is above $40.00 per share for 30 consecutive trading days.

(4) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using five percent and ten percent appreciation rates as required to be used in this table by the Securities and Exchange Commission, compounded annually, and are not intended to forecast possible future appreciation, if any, of our stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or termination of the options following termination of employment. Therefore, the actual values realized may be greater or less than the potential realizable values set forth in the table.

    Information regarding certain option grants in prior years may be found in our annual report filings on Form 10-K.

YEAR-END OPTION VALUES

    The following table sets forth the aggregate value as of December 31, 1999 of unexercised stock options held by the executive officers. The executive officers did not exercise any stock options during 1999 and the relevant columns have therefore been omitted.

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING        VALUE(1) OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                     FISCAL YEAR-END (#)         AT FISCAL YEAR-END ($)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
T. Kendall Hunt................................     99,750         55,250        410,205         245,195
Mario R. Houthooft.............................    157,000        448,000        514,280       2,202,320
Jan Valcke.....................................     13,500        120,250         51,835         591,115
Jonathan Chinitz...............................         --         10,000             --          44,700

------------------------

(1) Market value of underlying security is based on the average of the bid and asked price per share ($8.06) of the common stock as reported on the NASD Electronic Bulletin Board on December 31, 1999 minus the exercise price.

                              CERTAIN TRANSACTIONS

TRANSACTION WITH EXECUTIVE OFFICER

    On October 6, 1999, we acquired all of the capital stock of IntelliSoft Corp. for 1,812,078 shares of our common stock plus $751,575 to acquire the capital stock interests of IntelliSoft Corp. dissenters, which represented 9.4% of the outstanding capital stock of IntelliSoft Corp. Prior to the merger IntelliSoft was owned, in part, by Jonathan Chinitz, the General Manager of our IntelliSoft Division. In connection with the transaction, Mr. Chinitz received 470,152 shares of our common stock at a market price of $4.00.

TRANSACTION WITH LERNOUT & HAUSPIE, A SIGNIFICANT STOCKHOLDER

    On March 25, 1998 we entered into an arm's-length license agreement with Lernout & Hauspie Speech Products NV/SA pursuant to which we received a five-year world-wide, non-exclusive, non-transferable license to use certain speaker verification software in access control applications. For this license, we agreed to pay a royalty of 10% of revenue associated with the software which will be credited against royalty prepayments aggregating $800,000. On
December 31, 1998, the license was extended for an additional 5 years and we made additional royalty prepayments to reach an aggregate of $1.6 million. In addition, the revised agreement also provides for the initiation of a co-marketing and co-sales effort.

REGISTRATION AND OTHER ARRANGEMENTS

    In April 1999, we sold 3,285,714 shares of our common stock to six investors in a private placement which included registration rights for those shares. Under those registration rights, we were to cause a resale registration statement to be filed within six months of the sale of the shares which registration statement was not filed. In addition, we agreed to include up to 20% of the investors shares in any public offering by us on or partially on EASDAQ. The shares also are subject to a lock-up period for the 180 days following the completion of a public offering of our common stock on EASDAQ. As part of this offering, we agreed to include such 20% portion of these shares in the over-allotment option for sale and the investors agreed to waive the previous filing of a resale registration statement. However, to the extent that the overallotment option is not exercised, the shares subject to the overallotment may be sold provided that their subsequent sale would not have a negative impact on the market and the sale is made through the global coordinator.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the common stock as of March 8, 2000 prior to the offering, after the offering and after the over allotment if exercised, for
(1) each person or entity who is known to us to beneficially own five percent or more of the common stock, (2) each of our directors and executive officers,
(3) each selling stockholder; and (4) all directors and executive officers as a group. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares indicated as beneficially owned by them or which they have the right to acquire within the next 60 days.

                                                                                                          SHARES TO BE SOLD
                                                                                                            IN THE OVER-
                                                      PRIOR TO THE OFFERING      AFTER THE OFFERING          ALLOTMENT,
                                                     -----------------------   -----------------------      IF EXERCISED
                                                        SHARES      PERCENT       SHARES                 -------------------
NAME AND ADDRESS                                     BENEFICIALLY      OF      BENEFICIALLY   PERCENT               PERCENT
OF BENEFICIAL OWNER                                     OWNED        CLASS        OWNED       OF CLASS    NUMBER    OF CLASS
-------------------                                  ------------   --------   ------------   --------   --------   --------
DIRECTORS AND EXECUTIVE OFFICERS:

T. Kendall Hunt(1).................................   10,081,225       37.5     10,081,225       37.5          0          *
  1901 South Meyers Road
  Suite 210
  Oakbrook Terrace, Illinois 60181

Forrest D. Laidley(2)..............................      642,883        2.4        642,883        2.4          0          *
  185 Milwaukee Avenue, Suite 240
  Lincolnshire, Illinois 60069-3036

Christian Dumolin(3)...............................      857,143        3.2        857,143        3.2          0          *
  Ter Bede Business Center
  B-8500 Kortrijk Belgium

Michael A. Mulshine(4).............................      204,000          *        204,000          *          0          *
  2517 Route 35, Suite D-201
  Manasquan, New Jersey 08736

Michael Cullinane..................................       16,000          *         16,000          *          0          *
  1815 South Meyers Road
  Oakbrook Terrace, Illinois 60181

Mario R. Houthooft.................................      543,783        2.0        543,783        2.0          0          *
  Koningin Astridlaan 164
  B-1780 Wemmel (Belgium)

Pol Hauspie(5).....................................    1,936,572        7.2      1,936,572        7.2          0          *
  St. Krispijnstraat 7
  B-8900 Ieper, Belgium

Jan Valcke.........................................       13,500          *         13,500          *          0          *
  Koningin Astridlaan 164
  B-1780 Wemmel (Belgium)

Jonathan Chinitz(6)................................      940,101        3.5        940,101        3.5          0          *
  3 Wingate Lane
  Acton, Massachusetts 01720

All Executive Officers and Directors as a Group       15,235,207       56.7     15,235,207       56.7
  (9 Persons)......................................

                                                                                                          SHARES TO BE SOLD
                                                                                                            IN THE OVER-
                                                      PRIOR TO THE OFFERING      AFTER THE OFFERING          ALLOTMENT,
                                                     -----------------------   -----------------------      IF EXERCISED
                                                        SHARES      PERCENT       SHARES                 -------------------
NAME AND ADDRESS                                     BENEFICIALLY      OF      BENEFICIALLY   PERCENT               PERCENT
OF BENEFICIAL OWNER                                     OWNED        CLASS        OWNED       OF CLASS    NUMBER    OF CLASS
-------------------                                  ------------   --------   ------------   --------   --------   --------
SELLING STOCKHOLDERS:

L&H Investment Company.............................    1,928,572        7.2      1,928,572          *    214,286          *
  St. Krispijnstraat 7
  B-8900 Ieper, Belgium

Sofinim NV/SA......................................      285,714        1.1        285,714          *     42,857          *
  Montoyerstraat 63
  B-1000 Brussels, Belgium

Mercator & Noordstar...............................      285,714        1.1        285,714          *     42,857          *
  Kortrijksesteenweg
  B-9000 Ghent, Belgium

Trust Capital Technology...........................      857,143        3.2        857,143          *    128,571          *
  Ter Bede Business Center
  Kapel ter Bede 86
  B-8500 Kortrijk, Belgium

Coukinvest NV/SA...................................      142,857          *        142,857          *     21,429          *
  Waregemstraat 26
  B-8570 Vichte, Belgium

--------------------------

*   Less than one percent

(1) Includes 200,000 shares held in the T. Kendall Hunt Charitable Remainder Trust and 1,111,300 shares held by Barbara J. Hunt, Mr. Hunt's spouse, as to which shares Mr. Hunt disclaims beneficial ownership.

(2) Includes 250,000 shares held by Mr. Laidley and his spouse as joint tenants.

(3) Includes 857,143 shares held by Trust Capital Technology NV/SA, an entity of which Mr. Dumolin is the chief executive officer. Mr. Dumolin disclaims beneficial ownership of all of these shares, some of which will be sold if the over-allotment is exercised.

(4) Includes 153,000 shares held by Carol J. Mulshine, Mr. Mulshine's spouse as to which Mr. Mulshine disclaims beneficial ownership of 151,500

(5) Includes 1,928,572 shares held by L&H Investment Company, an entity indirectly, partially owned by Mr. Hauspie. Mr. Hauspie disclaims beneficial ownership of all of these shares, some of which will be sold if the over-allotment is exercised.

(6) Includes 469,949 shares held by the Chinitz/Fries Irrevocable Trust, the beneficiaries of which are Mr. Chinitz's children and the trustee of which is Mr. Chinitz's spouse.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 75,000,000 shares of common stock, par value $.001 per share, and 500,000 shares of preferred stock, par value $.01 per share. No shares of preferred stock are designated or have been issued, and as of March 8, 2000, there were 26,865,964 shares of our common stock issued and outstanding. On February 3, 2000 our board of directors authorized the issuance of the shares in this offering. The purpose for which we were organized is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

COMMON STOCK

    Each issued and outstanding share of our common stock entitles the holder to cast one vote on each matter submitted to a vote of the stockholders, including the election of directors. There is no cumulative voting with respect to the election of directors. As a result, subject to the rights of holders of any series of preferred stock that may be designated in the future, one or more holders of a majority of the outstanding shares of common stock can elect all of the directors. Subject to the rights of any outstanding shares of any series of preferred stock then outstanding, the holders of common stock will be entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefor. Holders of our common stock will be entitled to share ratably in all assets available for distribution upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

    The holders of our common stock have no preemptive or other subscription rights to purchase our shares. Shares of our common stock will not be subject to any redemption provisions and will not be convertible into any of our other securities.

    Under Section 160 of the Delaware General Corporate Law, we may redeem, repurchase or otherwise acquire, own or hold our shares of common stock; provided, however that we may not redeem or repurchase our shares of common stock if our capital is impaired or the repurchase would cause our capital to be impaired.

PREFERRED STOCK

    The preferred stock authorized in the our certificate of incorporation may be issued from time to time by the board of directors as shares of one or more series. Subject to the provisions of our certificate of incorporation, and limitations imposed by law, the board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case subject to the rights of the holders of any series of preferred stock then outstanding, but without any further action or vote by the holders of common stock.

    One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or discourage an attempt to obtain control of the company by means of a tender offer, proxy contest, merger or otherwise, and thereby to afford time to the board of directors to determine whether such change in control is in our best interests and the interests of our shareholders. The issuance of shares of preferred stock pursuant to the board of directors' authority described herein may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

    As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock and rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of VASCO or make removal of management more difficult.

    ELECTION AND REMOVAL OF DIRECTORS. Our certificate and bylaws provides for the annual election of our board of directors by our stockholders.

    STOCKHOLDER MEETINGS. Our bylaws provide that the stockholders may not call a special meeting of the stockholders. Rather, only the board of directors or the chief executive officer will be able to call special meetings of stockholders.

    DELAWARE ANTI-TAKEOVER LAW. We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

    - the corporation has elected in its certificate of incorporation not to be governed by Section 203. We have not made such an election,

    - the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder,

    - upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in the tender or exchange offer, or

    - the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

    The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

    LIMITATION OF OFFICER AND DIRECTOR LIABILITY AND INDEMNIFICATION ARRANGEMENTS. Our certificate of incorporation limits the liability of our directors to VASCO or our stockholders to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders,

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - unlawful payments of dividends or unlawful stock repurchases or redemptions, or

    - any transaction from which the director derived an improper personal benefit.

    This charter provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. Our bylaws provide that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our written request as a director, officer, employee or agent of another entity, against all liability and loss suffered and expenses (including attorney's fees as incurred) reasonably incurred by him.

    These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of VASCO.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Illinois Stock Transfer & Trust Company, Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Upon completion of this offering, we will have outstanding an aggregate of 29,865,964 shares of our common stock, assuming no exercise of outstanding options or warrants. Of these shares, all 3,450,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Of the remaining shares of our common stock held by existing stockholders 5,097,792 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or are subject to transfer restrictions under Regulation S. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which rules are summarized below. The number of shares of our common stock available for sale in the public market is limited by lock-up agreements that were entered into in connection with this offering. Under such lock-up agreements, the holders of approximately 59% of our outstanding shares of common stock agreed not to sell or otherwise dispose of any of their shares until 180 days after the date of this prospectus. However, Fortis Bank may, after consultation with the market authority of EASDAQ and us, release all or any portion of the securities subject to such lock-up agreements.

    As of March 8, 2000, there were options outstanding for an aggregate of 2,110,350 shares of common stock with exercise prices ranging between $.1875 and $24.25 per share, of which options for 833,825 shares were fully vested and exercisable. Options are typically granted to our employees, directors and independent contractors.

    As of March 8, 2000, there were outstanding warrants to purchase an aggregate of 681,758 shares of common stock with exercise prices ranging from $4.00 to $10.00. Warrants are typically granted to unrelated third parties.

RULE 144

    In general, under Rule 144 as currently in effect, a person who has beneficially owned our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of common shares then outstanding, which will equal approximately 290,000 shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the common stock applicable to Non-United States Holders of this common stock. For the purpose of this discussion, a Non-United States Holder is any holder that for United States federal income tax purposes is not a United States person. The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not and will not seek a ruling from the Internal Revenue Service with respect to the United States federal income and estate tax consequences described below and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion. For purposes of this discussion, the term United States person means:

    - a citizen or resident of the United States;

    - a corporation or other entity taxable as a corporation, or a partnership, created or organized in the United States or under the laws of the United States or any political subdivision thereof;

    - an estate whose income is included in gross income for United States federal income tax purposes regardless of its source; or

    - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust in existence on August 20, 1996 and that was treated as a domestic trust prior to such time, provided it properly elects to continue such treatment.

This discussion does not consider all aspects of United States taxation. In particular, it does not consider:

    - United States state and local or non-United States tax consequences;

    - specific facts and circumstances that may be relevant to a particular Non-United States Holder's tax position, including, if the Non-United States Holder is a partnership, that the United States tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

    - the tax consequences for the shareholders or beneficiaries of a Non-United States Holder;

    - special tax rules that may apply to certain Non-United States Holders, including, without limitation, banks, insurance companies, dealers in securities and traders in securities who elect to apply a mark-to-market method of accounting; or

    - special tax rules that may apply to a Non-United States Holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction."

DIVIDENDS

    If we pay a dividend, any dividend paid to a Non-United States Holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by the Non-United States Holder or, if an income tax treaty applies, are attributable to a permanent establishment, or in the case of an individual, a "fixed base," in the United States, as provided in that treaty ("U.S. trade or business income"), are generally not subject to such withholding tax if the Non-United States Holder files the appropriate U.S. Internal Revenue Service Form with the payor. However, such U.S. trade or business income, generally net of certain deductions and possibly subject to certain credits, is at the same graduated rates applicable to United States persons. Any U.S. trade or business income received by a Non-United States Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

    Dividends paid on or prior to December 31, 2000 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for the purposes of determining the applicability of a tax treaty rate. Under Regulations which are currently scheduled to go into effect for dividends paid after December 31, 2000:

    - a Non-United States Holder of common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

    - in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a United States taxpayer identification number; and

    - look-through rules will apply for tiered partnerships.

    A Non-United States Holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of his common stock unless:

    - the gain is U.S. trade or business income (which gain, in the case of a corporate Non-United States Holder, must also be taken into account for branch profits tax purposes);

    - the Non-United States Holder is subject to tax pursuant to the provisions of the United States tax law applicable to certain United States expatriates; or

    - VASCO is or has been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for its common stock.

    Generally, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that VASCO has not been and is not currently, and we do not anticipate it becoming, a "United States real property holding corporation" for United States federal income tax purposes. The tax relating to stock in a "United States real property holding corporation" will not apply to a Non-United States Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of the common stock, provided that the common stock was regularly traded on an established securities market.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Generally, we must report annually to the Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of resident.

    Dividends paid to a Non-United States Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the United States on or prior to December 31, 2000 unless the payer has knowledge that the payee is a United States person. Under recently finalized Treasury Regulations regarding withholding and information reporting, payment of dividends to Non-United States Holders at an address outside the United States after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such Non-United States Holder satisfies various certification requirements.

    Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties or perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-United States Holder of common stock outside the United States to or through a non-United States office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

    - a United States person;

    - a "controlled foreign corporation" for United States federal income tax purposes; or

    - a foreign person 50% or more of whose gross income for certain periods is from the conduct of a United States trade or business unless the broker has documentary evidence in its files of the holders' Non-United States status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

    In general, except regarding certain foreign partnerships the recently promulgated final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certifications procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in the common stock. In general, those final Treasury Regulations are currently scheduled to go into effect for payments made after December 31, 2000.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

ESTATE TAX

    An individual Non-United States Holder who owns common stock at the time of his death or had made certain lifetime transfer of an interest in common stock will be required to include the value of that common stock in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

    The foregoing discussion is a summary of the principal federal income and estate tax consequences of the ownership, sale or other disposition of common stock by Non-United States Holders. Accordingly, investors are urged to consult their own tax advisors with respect to the income tax consequences of the ownership and disposition of common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                                  UNDERWRITING

GENERAL

    We intend to offer the common stock in the United States, Belgium and other European countries through a number of underwriters. Fortis Bank is acting as global coordinator and book running manager in Europe and First Analysis Securities Corporation is acting as book running manager in the United States. None of the European underwriters will sell shares in the United States. Subject to the terms and conditions set forth in a purchase agreement among our company and the underwriters to be executed after the effectiveness of the registration statement of which this prospectus forms a part, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below:

                                                               NUMBER
EUROPEAN UNDERWRITERS                                         OF SHARES
---------------------                                         ---------
Fortis Bank.................................................
Artesia Bank N.V............................................
Bank Degroof................................................

U.S. UNDERWRITERS
------------------------------------------------------------
First Analysis Securities Corporation.......................
H.C. Wainwright & Co., Inc..................................
                                                              --------
      Total.................................................
                                                              ========

    The purchase agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered in this prospectus are subject to the approval of legal matters by their counsel and to other conditions relating to the investment quality of the offered securities. The underwriters have agreed to purchase all of the shares being sold if any of the shares being sold are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments by the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

COMMISSIONS AND DISCOUNTS

    The global coordinator has advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession. To broker dealers in the Belgian retail
tranche, this concession is not in excess of $      per share of common stock
and to other dealers, this concession is not in excess of $      per share of
common stock. The underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share of common stock to certain other dealers. After the initial public offering, the price of the shares in the secondary market, as well as concession and discount change.

    The following table shows the per share and the total public offering price, the underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                           PER SHARE   WITHOUT OPTION   WITH OPTION
                                           ---------   --------------   -----------
Public offering price....................  $              $               $
Underwriting discount....................  $              $               $
Proceeds, before expenses, to us.........  $              $               $

    The expenses of the offering, exclusive of the underwriting discount, are estimated at $ million and are payable by us. In addition, we have agreed with the underwriters to pay the fees and expenses of legal counsel to the underwriters.

OVER-ALLOTMENT OPTION

    The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 450,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table. We will not receive any proceeds from the sale by the selling stockholders.

NO SALES OF SIMILAR SECURITIES

    We and our executive officers and directors and those of our existing stockholders listed in the table in the section headed "Principal Stockholders" have agreed that without the prior written consent of the global coordinator on behalf of the underwriters after consultation with the market authority of EASDAQ and us, for a period of 180 days after the date of this prospectus, they will not:

    - offer, pledge, allot, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly any shares of our common stock or securities convertible into or exchangeable or exercisable for or exchangeable for shares of our common stock; or

    - enter into any swap or other agreement that transfers to another, in whole or in part the economic consequence of ownership of our common stock whether any such transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise provided, however, that in the event the over-allotment option is not exercised, those stockholders who would otherwise have sold their shares, may seek the approval of the global coordinator to sell their shares through the global coordinator or its affiliates.

    However, to the extent that the overallotment option is not exercised, the shares subject to the overallotment may be sold provided that their subsequent sale would not have a negative impact on the market and the sale is made through the global coordinator.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, both the European underwriters and the U.S. underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares on the Nasdaq National Market and on EASDAQ, as permitted. Specifically, the underwriters may over allot in connection with the offering, creating short positions in the shares for their own account. In addition, to cover over allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, the shares in the open market. Finally, the underwriters may reclaim selling concessions allotted to an underwriter or a dealer for distributing the shares in the offering, if the underwriters repurchase previously distributed shares in the transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    Some of the underwriters and their affiliates may engage in other transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with our company, for which they may receive customary compensation. In addition, Fortis Bank is a large customer of our products. Also, Artesia Bank NV/SA's predecessor, Banque Paribas Belgique NV/SA, granted us a convertible loan in 1997 which is described in "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources" and which may be converted into common stock in the near future.

QUOTATION ON THE NASDAQ NATIONAL MARKET AND ON EASDAQ

    We expect the shares to be approved for quotation on the Nasdaq National Market and on EASDAQ under the symbol "VDSI."

    The public offering price will be determined through negotiations between us and the global coordinator on behalf of the underwriters. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, are the trading price of our common stock on the over-the-counter market, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, and an assessment of our management, our past and present operations, the prospects for, and timing of, future revenue of our company and the present state of our development. There can be no assurance that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

    The underwriters have advised us that they do not expect sales of our common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered in this offering.

                                 LEGAL MATTERS

    The validity of the common shares offered hereby will be passed upon for VASCO by Piper Marbury Rudnick & Wolfe LLP, Washington, DC. Various legal matters in connection with the offering will be passed upon for the underwriters by Baker & McKenzie, New York, New York.

                                    EXPERTS

    The consolidated financial statements of VASCO Data Security International, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. During 1999, we were billed approximately $200,000 by KPMG LLP for services performed on our behalf.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules thereto, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules, thereto.

    You may read and copy all or any portion of the registration statement or any reports, statements or other information in our files in the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-1330 for further information about the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's Internet site (http://www.sec.gov).

    Companies approved for trading on EASDAQ are required to publish relevant financial and other information regularly and to keep the public informed of all events likely to affect the market price of their securities. Price-sensitive information is available to investors in Europe through the EASDAQ-Reuters Regulatory Company Reporting System and other international information providers. Investors who do not have direct access to such information should ask their financial advisors for the terms on which such information will be provided to them by these financial advisors. We will ensure that a summary of our quarterly and annual financial statements will be provided to stockholders in Europe across the EASDAQ Company Reporting System, or ECR System. A hard copy of the annual report will be provided to stockholders promptly after it becomes available. Complete quarterly statements will either be sent by us to our stockholders or will be available upon request from the us at our executive offices. Copies of all documents filed by us with EASDAQ are also available for inspection at the offices of EASDAQ, 56 Rue de Colonies, Bte.15, B-1000 Brussels, Belgium.

                           FORWARD LOOKING STATEMENTS

    Many statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere are forward-looking statements that are not based on historical facts. These forward-looking statements are usually accompanied by words such as "believes," "anticipates," "plans," "intends," "expects" and similar expressions. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors."

    This prospectus contains information concerning VASCO and the computer and network security market generally. Some of this information is forward-looking in nature and is based on a variety of assumptions regarding the ways in which this market will develop. These assumptions have been derived from information currently available to us.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                        DECEMBER 31, 1997, 1998 AND 1999

Independent Auditors' Report................................    F-2
Consolidated Balance Sheets.................................    F-3
Consolidated Statements of Operations.......................    F-4
Consolidated Statements of Comprehensive Loss...............    F-5
Consolidated Statements of Stockholders' Deficit............    F-6
Consolidated Statements of Cash Flows.......................    F-7
Notes to the Consolidated Financial Statements..............    F-8
Schedule II--Valuation and Qualifying Accounts..............   F-21

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
VASCO Data Security International, Inc.:

    We have audited the accompanying consolidated balance sheets of VASCO Data Security
International, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1999 and the related consolidated statements of operations, comprehensive loss, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1999. In connection with our audits of the consolidated financial statements, we have also audited the accompanying consolidated financial statement Schedule II--Valuation and Qualifying Accounts. These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VASCO Data Security International, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chicago, Illinois
February 24, 2000

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash......................................................  $ 1,662,084    $ 2,576,494
  Accounts receivable, net of allowance for doubtful
    accounts of $55,000 and $120,216 in 1998 and 1999.......    3,586,890      2,871,367
  Inventories, net..........................................    1,272,327        805,382
  Prepaid expenses..........................................       92,326        157,620
  Deferred income taxes.....................................       83,000         83,000
  Other current assets......................................      350,765        925,334
                                                              -----------    -----------
      Total current assets..................................    7,047,392      7,419,197
Property and equipment
  Furniture and fixtures....................................      580,427      1,246,555
  Office equipment..........................................      637,335      1,013,870
                                                              -----------    -----------
                                                                1,217,762      2,260,425
  Accumulated depreciation..................................     (827,602)    (1,070,046)
                                                              -----------    -----------
                                                                  390,160      1,190,379
Goodwill and other intangible assets, net of accumulated
  amortization of $2,311,000 and $3,134,000 in 1998 and
  1999......................................................    1,519,032      1,989,960
Prepaid royalties and other assets..........................      600,000      1,718,493
                                                              -----------    -----------
TOTAL ASSETS................................................  $ 9,556,584    $12,318,029
                                                              ===========    ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 6,703,867    $   639,322
  Accounts payable..........................................    1,232,133      2,020,465
  Unearned income...........................................      669,051        667,501
  Accrued expenses..........................................    2,175,583      1,618,739
                                                              -----------    -----------
      Total current liabilities.............................   10,780,634      4,946,027

Long-term debt, including stockholder note of $5,000,000 in
  1998 and 1999.............................................    8,435,903      8,408,862

STOCKHOLDERS' DEFICIT:
  Preferred stock, $.01 par value; 500,000 shares
    authorized; none issued and outstanding.................           --             --
  Common stock, $.001 par value; 75,000,000 shares
    authorized; 22,805,689 shares issued and outstanding in
    1998; 26,462,083 shares issued and outstanding in
    1999....................................................       22,806         26,462
  Additional paid-in capital................................    9,891,116     20,702,387
  Accumulated deficit.......................................  (19,660,856)   (21,873,340)
  Accumulated other comprehensive income-cumulative
    translation adjustment..................................       86,981        107,631
                                                              -----------    -----------
Total stockholders' deficit.................................   (9,659,953)    (1,036,860)
                                                              -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.................  $ 9,556,584    $12,318,029
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1997          1998          1999
                                                        -----------   -----------   -----------
Net revenues..........................................  $13,207,980   $16,499,866   $19,397,108
Cost of goods sold....................................    6,488,798     7,209,038     7,305,672
                                                        -----------   -----------   -----------
Gross profit..........................................    6,719,182     9,290,828    12,091,436
Operating costs:
  Sales and marketing.................................    3,689,373     4,773,153     5,961,970
  Research and development............................    2,313,756     2,459,477     3,587,483
  General and administrative..........................    4,883,675     3,384,853     3,434,940
                                                        -----------   -----------   -----------
    Total operating costs.............................   10,886,804    10,617,483    12,984,393
                                                        -----------   -----------   -----------
Operating loss........................................   (4,167,622)   (1,326,655)     (892,957)

Interest expense......................................   (1,148,183)   (1,457,627)     (814,923)
Other expense, net....................................     (237,355)     (310,728)     (182,294)
                                                        -----------   -----------   -----------
Loss before income taxes..............................   (5,553,160)   (3,095,010)   (1,890,174)
Provision for income taxes............................      606,579       687,002       322,310
                                                        -----------   -----------   -----------
Net loss..............................................   (6,159,739)   (3,782,012)   (2,212,484)
  Preferred stock dividends...........................      (81,900)           --            --
                                                        -----------   -----------   -----------
Net loss available to common stockholders.............  $(6,241,639)  $(3,782,012)  $(2,212,484)
                                                        ===========   ===========   ===========
Basic and diluted net loss per common share...........  $     (0.30)  $     (0.17)  $     (0.09)
                                                        ===========   ===========   ===========
Weighted average common shares outstanding............   21,105,676    22,430,684    25,558,847
                                                        ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1997          1998          1999
                                                         -----------   -----------   -----------
Net loss...............................................  $(6,159,739)  $(3,782,012)  $(2,212,484)
Other comprehensive income (loss)--cumulative
  translation adjustment...............................      (65,106)      257,143        20,650
                                                         -----------   -----------   -----------
Comprehensive loss.....................................  $(6,224,845)  $(3,524,869)  $(2,191,834)
                                                         ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                    SERIES A              SERIES B
                                 PREFERRED STOCK       PREFERRED STOCK         COMMON STOCK        ADDITIONAL
                               -------------------   -------------------   ---------------------     PAID-IN     ACCUMULATED
DESCRIPTION                     SHARES     AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL       DEFICIT
-----------                    --------   --------   --------   --------   ----------   --------   -----------   ------------
BALANCE AT 12/31/96..........   117,181   $ 1,172      9,000      $90      20,453,324   $20,454    $ 8,877,473   $(9,637,205)

Net loss.....................        --        --         --       --              --        --             --    (6,159,739)
Foreign currency translation
  adjustment.................        --        --         --       --              --        --             --            --
Cash dividends paid on
  preferred B................        --        --         --       --              --        --             --       (81,900)
Exercise of stock options....        --        --         --       --         189,375       189         42,281            --
Cancellation of common
  stock......................        --        --         --       --         (16,489)      (17)            --            --
Issuance of common stock.....        --        --         --       --          83,714        83        361,184            --
Conversion of Series A
  preferred stock............  (117,181)   (1,172)        --       --         778,383       779            391            --
Conversion of Series B
  preferred stock............        --        --     (9,000)     (90)        644,653       645           (555)           --
Repurchase of common stock...        --        --         --       --              --        --             --            --
                               --------   -------     ------      ---      ----------   -------    -----------   ------------
BALANCE AT 12/31/97..........        --   $    --         --      $--      22,132,960   $22,133    $ 9,280,774   $(15,878,844)

Net loss.....................        --        --         --       --              --        --             --    (3,782,012)
Foreign currency translation
  adjustment.................        --        --         --       --              --        --             --            --
Exercise of stock options....        --        --         --       --         658,257       658        115,689            --
Exercise of stock warrants...        --        --         --       --          14,472        15            (15)           --
Expiration of put option.....        --        --         --       --              --        --        494,668            --
                               --------   -------     ------      ---      ----------   -------    -----------   ------------
BALANCE AT 12/31/98..........        --   $    --         --      $--      22,805,689   $22,806    $ 9,891,116   $(19,660,856)

Net loss.....................        --        --         --       --              --        --             --    (2,212,484)
Foreign currency translation
  adjustment.................        --        --         --       --              --        --             --            --
Exercise of stock options....        --        --         --       --         158,000       158         44,067            --
Exercise of stock warrants...        --        --         --       --         200,000       200         49,800            --
Issuance of common stock.....        --        --         --       --       3,486,308     3,486     11,468,791            --
Common stock repurchased and
  retired....................        --        --         --       --        (187,914)     (188)      (751,387)           --
                               --------   -------     ------      ---      ----------   -------    -----------   ------------
BALANCE AT 12/31/99..........        --   $    --         --      $--      26,462,083   $26,462    $20,702,387   $(21,873,340)
                               ========   =======     ======      ===      ==========   =======    ===========   ============


                               ACCUMULATED OTHER       TREASURY STOCK           TOTAL
                                 COMPREHENSIVE      ---------------------   STOCKHOLDERS'
DESCRIPTION                          INCOME          SHARES      AMOUNT        DEFICIT
-----------                    ------------------   --------   ----------   -------------
BALANCE AT 12/31/96..........      $(105,056)             --   $       --    $  (843,072)
Net loss.....................             --              --           --     (6,159,739)
Foreign currency translation
  adjustment.................        (65,106)             --           --        (65,106)
Cash dividends paid on
  preferred B................             --              --           --        (81,900)
Exercise of stock options....             --              --           --         42,470
Cancellation of common
  stock......................             --              --           --            (17)
Issuance of common stock.....             --         (32,504)     227,528        588,795
Conversion of Series A
  preferred stock............             --          (2,824)      19,768         19,766
Conversion of Series B
  preferred stock............             --              --           --             --
Repurchase of common stock...             --          35,328     (247,296)      (247,296)
                                   ---------        --------   ----------    -----------
BALANCE AT 12/31/97..........      $(170,162)             --   $       --    $(6,746,099)
Net loss.....................             --              --           --     (3,782,012)
Foreign currency translation
  adjustment.................        257,143              --           --        257,143
Exercise of stock options....             --              --           --        116,347
Exercise of stock warrants...             --              --           --             --
Expiration of put option.....             --              --           --        494,668
                                   ---------        --------   ----------    -----------
BALANCE AT 12/31/98..........      $  86,981              --   $       --    $(9,659,953)
Net loss.....................             --              --           --     (2,212,484)
Foreign currency translation
  adjustment.................         20,650              --           --         20,650
Exercise of stock options....             --              --           --         44,225
Exercise of stock warrants...             --              --           --         50,000
Issuance of common stock.....             --              --           --     11,472,277
Common stock repurchased and
  retired....................             --              --           --       (751,575)
                                   ---------        --------   ----------    -----------
BALANCE AT 12/31/99..........      $ 107,631              --   $       --    $(1,036,860)
                                   =========        ========   ==========    ===========

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1997          1998          1999
                                                         -----------   -----------   -----------
Cash flows from operating activities:
  Net loss.............................................  $(6,159,739)  $(3,782,012)  $(2,212,484)
    Adjustments to reconcile net loss to net cash used
      in operating activities:
      Depreciation and amortization....................    1,216,000     1,027,431     1,066,144
      Interest paid in shares of common stock..........      418,279            --            --
      Deferred income taxes............................      200,000            --            --
      Loss on disposition of fixed assets..............           --         5,013            --
      Gain on sale of fixed assets.....................           --            --       (13,318)
      Changes in assets and liabilities, net of
        acquisition:
        Accounts receivable, net.......................    1,124,443    (1,045,440)      715,523
        Inventories, net...............................    1,181,449      (271,033)      466,945
        Prepaid expenses...............................      258,420       231,660       (65,294)
        Other current assets...........................      292,963       (18,624)     (574,569)
        Prepaid royalties and other assets.............           --      (600,000)   (1,118,493)
        Accounts payable...............................     (853,005)      105,045       788,332
        Unearned income................................     (473,719)      120,575        (1,550)
        Accrued expenses...............................    1,043,349       474,150      (662,790)
                                                         -----------   -----------   -----------
  Net cash used in operating activities................   (1,751,560)   (3,753,235)   (1,611,554)
                                                         -----------   -----------   -----------
Cash flows from investing activities:
  Acquisition of SecureWare............................           --            --      (587,532)
  Additions to property and equipment, net of
    acquisition........................................      (74,247)     (284,155)     (895,144)
                                                         -----------   -----------   -----------
Net cash used in investing activities..................      (74,247)     (284,155)   (1,482,676)
                                                         -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of debt.......................    2,516,000     6,161,424            --
  Repayment of debt....................................      (67,564)   (2,900,000)   (6,091,586)
  Series B preferred stock dividends...................      (81,900)           --            --
  Proceeds from exercise of stock options and
    warrants...........................................       42,470       116,347        94,225
  Net proceeds from sales of common stock..............      (56,895)           --    10,736,926
  Repurchase of common stock...........................     (247,226)           --      (751,575)
                                                         -----------   -----------   -----------
Net cash provided by financing activities..............    2,104,885     3,377,771     3,987,990
Effect of exchange rate changes on cash................      (65,106)      257,143        20,650
                                                         -----------   -----------   -----------
Net increase (decrease) in cash........................      213,972      (402,476)      914,410
Cash, beginning of year................................    1,850,588     2,064,560     1,662,084
                                                         -----------   -----------   -----------
Cash, end of year......................................  $ 2,064,560   $ 1,662,084   $ 2,576,494
                                                         ===========   ===========   ===========
Supplemental disclosure of cash flow information:
Interest paid..........................................  $    53,865   $   878,892   $   893,799
Income taxes paid......................................  $   415,480   $   709,661   $   900,373

          See accompanying notes to consolidated financial statements.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    VASCO Data Security International, Inc. and its wholly owned subsidiaries (the Company) designs, develops, markets and supports security products and services which manage and protect against unauthorized access to computer systems of corporate and government customers.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of VASCO Data Security International, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, assets and liabilities are translated into U.S. dollars using current exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates are included as a separate component of stockholders' deficit. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations. Foreign exchange transaction losses aggregating $12,000, $174,000 and $272,000 are included in other non-operating expense for 1997, 1998, and 1999, respectively

REVENUE RECOGNITION

    The American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) was issued in October 1997 and is effective for transactions entered into in fiscal years beginning after December 15, 1997. SOP 97-2 addresses various aspects of the recognition of revenues on software transactions and supersedes SOP 91-1, the policy previous followed by the Company. The Company adopted SOP 97-2 in fiscal year 1998, beginning January 1, 1998. The adoption of this statement has not resulted in a material impact on the Company's financial statements.

    LICENSE FEES. Revenues from the sale of computer security hardware and software are recorded upon shipment or, if an acceptance period is allowed, at the later of shipment or customer acceptance. No significant obligations exist with regard to delivery or customer acceptance at the time of recognizing revenue.

    SUPPORT AGREEMENTS. Support agreements generally call for the Company to provide technical support and software updates to customers. Revenue on technical support and software update rights is recognized ratably over the term of the support agreement.

    CONSULTING AND EDUCATION SERVICES. The Company provides consulting and education services to its customers. Revenue from such services is generally recognized during the period in which the services are performed.

PREPAID ROYALTIES

    On March 25, 1998, the Company entered into a license agreement with Lernout & Hauspie Speech Products NV/SA pursuant to which the Company received a five-year worldwide, non-exclusive, non-transferable license to use certain speaker verification software in access control applications. For

                    VASCO DATA SECURITY INTERNATIONAL, INC.

this license, the Company agreed to pay a royalty of 10% of revenue associated with the software which will be credited against royalty prepayments aggregating $800,000. On December 31, 1998, the license was extended for an additional five years and the Company made royalty prepayments to reach an aggregate of $1,700,000. Prepaid royalties amounted to $600,000 and $1,700,000 at December 31, 1998 and 1999, respectively. Amortization of the royalty prepayments will commence during the second quarter of 2000 when the applications incorporating the Lernout & Hauspie software are released to the general public.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to seven years. Additions and improvements are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses resulting from sales or retirements are recorded as incurred, at which time related costs and accumulated depreciation are removed from the accounts. "

SOFTWARE COSTS

    The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed". Research and development costs, prior to the establishment of technological feasibility, determined based upon the creation of a working model, are expensed as incurred. The Company's policy is to amortize capitalized costs by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, generally two to five years, including the period being reported on.

INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosures and Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The fair values of the Company's financial instruments were not materially different from their carrying amounts at December 31, 1998 and 1999, except for notes payable and long-term debt, for which the fair values were not determinable.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain amounts in the consolidated financial statements have been reclassified to confirm to the 1999 presentation.

GOODWILL AND OTHER INTANGIBLES

    Goodwill is amortized on a straight-line basis over the expected period to be benefited, which is seven years. Other intangibles are amortized on a straight-line basis and consist of software and hardware technology which is being amortized over a period of four years and workforce and customer lists which are being amortized over a period of seven years.

    The Company periodically evaluates whether events and circumstances that have occurred indicate that the remaining balance of goodwill and other intangibles may not be recoverable or that the remaining estimated useful lives may warrant revision. When such factors indicate that goodwill and other intangibles should be evaluated for possible impairment, the Company uses an estimate of undiscounted future cash flows to measure whether the goodwill and other intangibles are recoverable.

STOCK-BASED COMPENSATION

    On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize the compensation expense associated with the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma disclosures as if the fair value method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

LOSS PER COMMON SHARE

    Basic earnings per share is based on the weighted average number of shares outstanding and excludes the dilutive effect of unexercised common stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised common stock equivalents to the extent they are not anti-dilutive.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

    Shares issuable from securities that could potentially dilute basic earnings per share in the future that were not included in the computation of earnings per share because their effect was anti-dilutive were as follows at December 31:

                                                1997        1998        1999
                                              ---------   ---------   ---------
Stock options...............................  1,945,257   1,475,500   2,377,200
Warrants....................................  1,056,922   1,004,034     804,034
Convertible notes (June 1996)...............    518,595     416,667     416,667
Convertible notes (July 1997)*..............    657,895          --          --
Convertible notes (August 1997)*............    893,632   1,123,387     732,658
Convertible notes (March 1998)..............         --     528,048          --
                                              ---------   ---------   ---------
    Total...................................  5,072,301   4,547,636   4,330,559
                                              =========   =========   =========

    * Due to the contingent nature of the conversion feature of these notes, a 20-day average market price was used to calculate the number of potentially dilutive shares.

    Additionally, the net loss applicable to common stockholders for the years ended December 31, 1997, 1998 and 1999 would have been decreased by adding back interest expense related to the convertible notes of approximately $980,000, $1,394,000 and $704,000, respectively.

NOTE 2--ACQUISITIONS

    Effective May 1, 1999, the Company acquired substantially all of the assets of SecureWare SA and DMIC SA (SecureWare), as well as certain developed software licenses from the founder of SecureWare in exchange for $738,735 in cash (of which $151,203 is recorded in accrued liabilities at December 31, 1999) plus 174,575 shares of the Company's common stock, which had a market value based upon the trading price of the common stock on the NASD Electronic Bulletin Board ("Market Value") of approximately $650,000 at the time of the acquisition. SecureWare, located in Bordeaux, France, is a software developer focusing on developing security solutions for a number of operating systems.

    The acquisition of SecureWare was accounted for under the purchase method of accounting, and accordingly, the acquired assets have been recorded at their estimated fair values at the date of acquisition. Purchased software related to this transaction was $889,000 and is being amortized over a period of five years. Goodwill related to this transaction was $406,000 and is being amortized over a period of seven years. The remaining purchase price is related to acquired fixed assets. The effect on the pro forma results of operations had the acquisition occurred at the beginning of 1999 was immaterial.

    On October 6, 1999, the Company acquired all of the outstanding capital stock of IntelliSoft Corp. (IntelliSoft) in exchange for 1,812,078 shares of common stock, which had a Market Value of approximately $7,250,000 at the time of the acquisition. In addition, the Company paid $751,575 to IntelliSoft dissenters to acquire their capital stock interests, which represented 9.4% of the outstanding capital stock of IntelliSoft at the date of the acquisition. The acquisition of these shares has been treated as the purchase and retirement of common stock. IntelliSoft, located in Acton, MA, specializes in developing true secure single sign-on, Web authorization, PKI, VPN, and enterprise management solutions. This transaction was accounted for under the pooling-of-interests method. Accordingly, the

                    VASCO DATA SECURITY INTERNATIONAL, INC.

consolidated financial statements, including share amounts, have been restated as if IntelliSoft had been combined for all periods presented.

    The following information reconciles total revenues and net loss of the Company as previously reported in the Company's Annual Report on Form 10-K for the years ended December 31, 1997 and 1998 with the amounts presented in the accompanying consolidated statements of operations for the years ended
December 31, 1997 and 1998, as well as presents the separate results of operations of IntelliSoft for the year ended December 31, 1999 during the period preceding the acquisition.

                                                         VASCO(1)     INTELLISOFT     COMBINED
                                                       ------------   -----------   ------------
Revenues for the year ended:
  December 31, 1997..................................  $ 12,302,000   $   906,000   $ 13,208,000
  December 31, 1998..................................    15,016,000     1,484,000     16,500,000
Nine months ended:
  September 30, 1999.................................           N/A     1,635,000            N/A
                                                       ------------   -----------   ------------
Net income (loss) for the year ended:
  December 31, 1997..................................  $ (5,916,000)  $  (244,000)  $ (6,160,000)
  December 31, 1998..................................    (3,649,000)     (133,000)    (3,782,000)
Nine months ended:
  September 30, 1999.................................           N/A   $   161,000            N/A
                                                       ------------   -----------   ------------

------------------------

(1) Represents the historical results of the Company without considering the effect of the pooling of interests consummated during 1999.

NOTE 3--INVENTORIES

    Inventories, consisting principally of hardware and component parts, are stated at the lower of cost or market. Cost is determined using the first-in-first-out (FIFO) method.

    Inventories are comprised of the following:

                                                             DECEMBER 31,
                                                        ----------------------
                                                           1998         1999
                                                        -----------   --------
Component parts.......................................  $   407,597   $213,909
Work-in-process and finished goods....................      993,372    591,473
Obsolescence reserves.................................     (129,000)        --
                                                        -----------   --------
    Total.............................................  $ 1,272,327   $805,382
                                                        ===========   ========

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 4--ACCRUED EXPENSES

    Accrued expenses are comprised of the following:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Accrued interest.....................................  $  860,957   $  698,946
Accrued payroll......................................     223,369      268,455
Other accrued expenses...............................   1,091,257      651,338
                                                       ----------   ----------
    Total............................................  $2,175,583   $1,618,739
                                                       ==========   ==========

NOTE 5--INCOME TAXES

    At December 31, 1999, the Company has United States net operating loss carryforwards approximating $9,100,000 and foreign net operating loss carryforwards approximating $1,400,000. Such losses are available to offset future taxable income in the respective jurisdictions and expire in varying amounts beginning in 2002 and continuing through 2019. In addition, if certain substantial changes in the Company's ownership are deemed to have occurred, there would be an annual limitation on the amount of the U.S. carryforwards which could be utilized.

    Pretax loss from continuing operations was taxed in the following jurisdictions:

                                                   FOR THE YEARS ENDED
                                                      DECEMBER 31,
                                         ---------------------------------------
                                            1997          1998          1999
                                         -----------   -----------   -----------
Domestic...............................  $(4,898,541)  $(3,165,857)  $(1,809,920)
Foreign................................     (654,619)       70,847       (80,254)
                                         -----------   -----------   -----------
    Total..............................  $(5,553,160)  $(3,095,010)  $(1,890,174)
                                         ===========   ===========   ===========

    The provision for income taxes consists of the following:

                                                     FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                ------------------------------
                                                  1997       1998       1999
                                                --------   --------   --------
Current:
Federal.......................................  $     --   $     --   $     --
State.........................................        --     (2,514)        --
Foreign.......................................   406,579    689,516    322,310
Deferred:
Federal.......................................  $175,176   $     --   $     --
State.........................................    24,824         --         --
Foreign.......................................        --         --         --
                                                --------   --------   --------
    Total.....................................  $606,579   $687,002   $322,310
                                                ========   ========   ========

                    VASCO DATA SECURITY INTERNATIONAL, INC.

    The differences between income taxes computed using the statutory federal income tax rate of 34% and the provisions for income taxes reported in the consolidated statements of operations are as follows:

                                                                    FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                           -------------------------------------
                                                              1997          1998         1999
                                                           -----------   -----------   ---------
                                                                         $(1,052,303)
Expected tax benefit at the statutory rate...............  $(1,888,074)             $(642
Increase (decrease) in income taxes resulting from:
  Foreign taxes at rates other than 34%..................      149,549       665,000     205,916
  Net operating losses not benefited.....................    1,779,000     1,035,000     676,000
  Nondeductible expenses.................................      622,257       100,000     155,938
  Other, net.............................................      (56,153)      (60,695)    (72,885)
                                                           -----------   -----------   ---------
    Total................................................  $   606,579   $   687,002   $ 322,310
                                                           ===========   ===========   =========

    The deferred income tax balances are comprised of the following:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Deferred tax assets:
  U.S. net operating loss carryforwards............  $ 2,886,000   $ 3,519,000
  Foreign net operating loss carryforwards.........      439,000       582,000
  Inventory........................................       25,000            --
  Accounts receivable..............................       11,000        35,000
  Accrued expenses.................................      128,000        16,000
  Deferred revenue.................................       13,000        43,000
  Other............................................       28,000        22,000
                                                     -----------   -----------
Total gross deferred income tax assets.............    3,530,000     4,217,000
Less valuation allowance...........................   (3,445,000)   (4,121,000)
                                                     -----------   -----------
                                                          85,000        96,000

Deferred tax liabilities:
  Fixed assets.....................................       (2,000)      (13,000)
                                                     -----------   -----------
Net deferred income taxes..........................  $    83,000   $    83,000
                                                     ===========   ===========

    The net change in the total valuation allowance for the years ended December 31, 1997, 1998 and 1999 was an increase of $1,779,000, $1,035,000 and
$676,000, respectively. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these temporary differences become deductible. This assessment was performed considering the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. The Company has determined that it is more likely than not that $83,000 of deferred tax assets will be realized. The remaining valuation allowance of $4,121,000 is maintained on deferred tax assets which the Company has not determined to be more likely than not realizable as of December 31, 1999. This valuation allowance will be reviewed on a regular basis and adjustments made as appropriate.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 6--DEBT

    Debt consists of the following:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Convertible stockholder note, interest payable at
  9%.................................................  $5,000,000   $5,000,000
Convertible note, interest payable at 3.25%..........   3,400,000    3,400,000
Convertible note, interest payable at 9.5%...........   3,000,000           --
Revolving line of credit, interest payable at
  6.48%..............................................   3,000,000           --
Short-term credit facility, interest payable at
  8.1%...............................................     450,000           --
Installment notes payable............................     289,770      648,184
                                                       ----------   ----------
                                                       15,139,770    9,048,184
Less current maturities..............................  (6,703,867)    (639,322)
                                                       ----------   ----------
Long-term debt.......................................  $8,435,903   $8,408,862
                                                       ==========   ==========

    In August 1997, the Company renegotiated the guarantee related to the final payment for the 1996 acquisition of Digipass into a term loan in the amount of $3.4 million. The note matures on September 30, 2002 and bears interest at a rate of 3.25% annually. In the event a public offering is completed, the lender may at its option require the principal amount of the loan to be repaid in cash, in which case the Company must pay additional special interest in the amount of $680,000. In addition, the note is convertible into common stock of the Company at the option of the bank, at a conversion price as specified in the agreement. As part of this transaction, T. Kendall Hunt, then the Company's Chief Executive Officer, entered into a pledge agreement with this financial institution pursuant to which he pledged, as collateral for the convertible note, 1,416,666 of his shares of common stock of the Company, which number of shares is subject to adjustment based on the market value of the shares.

    During 1996, the Company continued to raise capital privately, including a private placement consisting of the issuance of 666,666 shares of common stock and a $5,000,000 convertible note due May 29, 2001. The note is convertible at the option of the holder throughout the term of the note and is convertible at the option of the Company in the event that the Company completes a qualified public offering. The note bears interest at 9%, with interest payable to the holder on a quarterly basis. The holder may, at its option, elect to receive interest payments in cash or common stock. In calculating the shares of common stock to be issued in lieu of cash interest, the average closing price for the Company's common stock for the previous 20 days is used.

    Aggregate maturities of debt at December 31, 1999 are as follows:

2000........................................................  $  639,322
2001........................................................   5,008,862
2002........................................................   3,400,000
                                                              ----------
      Total.................................................  $9,048,184
                                                              ==========

    Interest expense to stockholders was $507,100, $497,795 and $450,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 7--STOCKHOLDERS' EQUITY

COMMON STOCK

    During 1999, the Company issued 174,575 shares of common stock as part of the acquisition of SecureWare and 1,812,078 shares of common stock as part of the acquisition of IntelliSoft (see Note 2). The Company also raised additional capital during 1999 in a private placement of 3,285,714 shares of common stock at a price of $3.50 per share. Total issuance costs of $763,074 have been netted against the $11,500,000 in proceeds from the placement in the Company's financial statements.

    Also in 1999, the Company issued 158,000 shares of common stock as a result of the exercise of options under the Company's stock compensation plan (see
Note 8) generating total proceeds of $44,225; 200,000 shares of common stock were issued as a result of the exercise of the Company's stock warrants, generating total proceeds of $50,000; and 26,019 shares of common stock were issued in lieu of interest that was accrued at December 31, 1998, related to the $5,000,000 convertible note placed during 1996 (see Note 6).

    During 1998, the "put" option associated with a 1995 private placement of equity units expired, resulting in the reclassification of the put obligation to additional paid-in capital.

    During 1998, the Company issued 658,257 shares of common stock as a result of the exercise of options under the Company's stock option plan (see Note 8) generating total proceeds of $116,347; 14,472 shares of common stock were issued as a result of the exercise of the Company's stock warrants, under the cashless exercise provision contained within the warrant.

WARRANTS

    Warrant activity for the years ended December 31, 1997, 1998 and 1999 are summarized below:

                                                      NUMBER OF   WEIGHTED AVERAGE
                                                       SHARES      EXERCISE PRICE        EXERCISE PRICE
                                                      ---------   ----------------   -----------------------
Outstanding at January 1, 1997......................    899,412        $4.78         $    .25        --     7.00
Granted.............................................    210,510         5.44           4.00        --     10.00
Exercised...........................................         --
Canceled............................................    (53,000)        6.00                               6.00
                                                      ---------
Outstanding at December 31, 1997....................  1,056,922         4.85              .25        --    10.00
Granted.............................................      5,000         5.19                               5.19
Exercised...........................................    (57,888)        5.19                               5.19
Canceled............................................         --           --                              --
                                                      ---------
Outstanding at December 31, 1998....................  1,004,034         4.83              .25        --    10.00
Granted.............................................         --           --                              --
Exercised...........................................   (200,000)         .25                                .25
Canceled............................................         --           --                              --
                                                      ---------
Outstanding at December 31, 1999....................    804,034         5.97           4.00        --     10.00
                                                      =========

NOTE 8--STOCK COMPENSATION PLAN

    The Company's 1997 Stock Compensation Plan, as amended, ("Compensation Plan") is designed and intended as a performance incentive. The Compensation Plan is administered by the Compensation Committee as appointed by the Board of Directors of the Company (Compensation Committee).

                    VASCO DATA SECURITY INTERNATIONAL, INC.

    The Compensation Plan permits the grant of options to employees of the Company to purchase shares of common stock and is intended to be a nonqualified plan. All options granted to employees are for a period of ten years, are granted at a price equal to the fair market value of the common stock on the date of the grant and are typically vested 20% on the first anniversary of the grant, with an additional 20% vesting on each subsequent anniversary of the grant. Alternative vesting schedules include either date or event-based vesting.

    The Compensation Plan further permits the grant of options to directors, consultants and other key persons (non-employees) to purchase shares of common stock. All options granted to non-employees are granted at a price equal to the fair market value of the common stock on the date of the grant, and may contain vesting requirements and/or restrictions as determined by the Compensation Committee at the time of grant.

    As of December 31, 1999, the Compensation Plan was authorized to issue options representing up to 5,292,417 shares of the Company's common stock. The authorized shares under the Compensation Plan represent 20% of the issued and outstanding shares of the Company.

    The Company applies APB Opinion No. 25 and related interpretations in accounting for the Compensation Plan. Had compensation cost for the Compensation Plan been determined consistent with SFAS No. 123, the Company's net loss available to common stockholders and net loss per common share would have been the pro forma amounts indicated below:

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1997          1998          1999
                                                         -----------   -----------   -----------
Net loss available to common stockholders:
  As reported..........................................  $(6,241,639)  $(3,782,012)  $(2,212,484)
  Pro forma............................................   (6,514,741)   (4,126,931)   (2,789,233)
Net loss per common share-basic and diluted:
  As reported..........................................  $     (0.30)  $     (0.17)  $     (0.09)
  Pro forma............................................        (0.31)        (0.18)        (0.11)

    For purposes of calculating the compensation cost consistent with SFAS
No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1998 and 1999: dividend yield of 0%; expected volatility of 50%; risk free interest rates ranging from 4.00% to 6.80%; and expected lives of five years.

                    VASCO DATA SECURITY INTERNATIONAL, INC.

    The following is a summary of activity under the Compensation Plan:

                                         OPTIONS OUTSTANDING    OPTIONS EXERCISABLE
                                         --------------------   --------------------
                                                     WEIGHTED               WEIGHTED   WEIGHTED AVERAGE
                                          NUMBER     AVERAGE     NUMBER     AVERAGE     FAIR VALUE OF
                                         OF SHARES    PRICE     OF SHARES    PRICE     OPTIONS GRANTED
                                         ---------   --------   ---------   --------   ----------------
Outstanding at December 31, 1996.......  1,661,632    $1.01     1,299,757    $0.57
Granted................................    512,500     4.18                                 $1.95
Exercised..............................   (189,375)    0.22
Forfeited..............................    (39,500)    3.91
                                         ---------    -----
Outstanding at December 31, 1997.......  1,945,257     1.85     1,460,629     1.29
Granted................................    245,250     5.09                                 $2.55
Exercised..............................   (658,257)    0.18
Forfeited..............................    (56,750)    4.25
                                         ---------    -----
Outstanding at December 31, 1998.......  1,475,500     3.05     1,088,375     2.48
Granted................................  1,174,000     3.13                                 $1.58
Exercised..............................   (158,000)    0.28
Forfeited..............................   (114,300)    4.01
                                         ---------    -----
Outstanding at December 31, 1999.......  2,377,200    $3.23     1,074,138    $3.04
                                         =========    =====     =========    =====

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                                     OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                           ---------------------------------------   --------------------
                                                           WEIGHTED       WEIGHTED               WEIGHTED
                                                           AVERAGE        AVERAGE                AVERAGE
                                            NUMBER        REMAINING       EXERCISE    NUMBER     EXERCISE
RANGE OF EXERCISE PRICES                   OF SHARES   CONTRACTUAL LIFE    PRICE     OF SHARES    PRICE
------------------------                   ---------   ----------------   --------   ---------   --------
$2.50--7.25..............................  2,022,700   8.29 years          $3.76      719,638     $4.45
$0.1875--0.25............................    354,500   3.52 years          $0.20      354,500     $0.20

NOTE 9--EMPLOYEE BENEFIT PLAN

    The Company maintains a contributory profit sharing plan established pursuant to the provisions of Section 401(k) of the Internal Revenue Code, which provides benefits for eligible employees of the Company. The Company made no contributions to the plan during the years ended December 31, 1997, 1998 and 1999.

NOTE 10--SEGMENT INFORMATION

    In fiscal 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information about operating segments and related disclosures about products and services, geographic information and major customers.

    The Company has identified IdentiSoft and IntelliSoft as its reportable operating segments based on the nature of its products and services and financial reports which are evaluated regularly by management in deciding how to allocate resources and assess performance. The IdentiSoft segment offers software and handheld hardware security products that provide user authentication. The

                    VASCO DATA SECURITY INTERNATIONAL, INC.

IntelliSoft segment offers enterprise-wide security products that provide encryption, access control, and administration and management tools. The Company does not identify or allocate operating expenses to its reportable segments. Information on reportable segments for the years ended December 31, 1997, 1998 and 1999 is as follows:

                                                         IDENTISOFT    INTELLISOFT      TOTAL
                                                         -----------   -----------   -----------
Year Ended December 31, 1997:
  Net revenues.........................................  $11,911,000   $1,297,000     13,208,000
  Cost of goods sold...................................    6,113,000      376,000      6,489,000
  Gross profit.........................................    5,798,000      921,000      6,719,000
Year Ended December 31, 1998:
  Net revenues.........................................   14,652,000    1,848,000     16,500,000
  Cost of goods sold...................................    6,845,000      364,000      7,209,000
  Gross profit.........................................    7,807,000    1,484,000      9,291,000
Year Ended December 31, 1999:
  Net revenues.........................................   16,483,000    2,914,000     19,397,000
  Cost of goods sold...................................    6,953,000      353,000      7,306,000
  Gross profit.........................................    9,530,000    2,561,000     12,091,000

    The Company does not measure total assets by reportable business segment for purposes of assessing performance and making operating decisions.

    During 1997, 1998 and 1999, sales to one customer from the Company's United States operations (a reseller of the Company's product in the Netherlands) aggregated approximately $1,994,000, $1,950,000 and $3,533,000 respectively, representing 15%, 12% and 18% of the total net revenues, respectively. Accounts receivable from this customer represented 25% and 30% of the Company's gross accounts receivable balance at December 31, 1998 and 1999, respectively.

    The Company allocates revenues based on the location of the country which initiates the sale. Information regarding geographic areas for the year ended December 31, 1997 is as follows:

                                                         UNITED STATES     BELGIUM        TOTAL
                                                         -------------   -----------   -----------
Net revenues...........................................   $3,690,000     $ 9,518,000   $13,208,000
Long-lived assets......................................      232,000         111,000       343,000

    Information regarding geographic areas for the year ended December 31, 1998 is as follows:

                                                         UNITED STATES     BELGIUM        TOTAL
                                                         -------------   -----------   -----------
Net revenues...........................................   $4,269,000     $12,231,000   $16,500,000
Long-lived assets......................................      207,000         183,000       390,000

    Information regarding geographic areas for the year ended December 31, 1999 is as follows:

                                               UNITED STATES     BELGIUM      FRANCE       TOTAL
                                               -------------   -----------   --------   -----------
Net revenues.................................   $7,188,000     $12,015,000   $194,000   $19,397,000
Long-lived assets............................      331,000         810,000     49,000     1,190,000

                    VASCO DATA SECURITY INTERNATIONAL, INC.

NOTE 11--COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under operating lease agreements expiring at various times during 2004.

    Future minimum rental payments required under noncancelable leases are as follows:

YEAR                                                           AMOUNT
----                                                          --------
2000........................................................  $610,567
2001........................................................  $607,147
2002........................................................  $610,079
2003........................................................  $577,748
2004........................................................  $555,376

    Rent expense under operating leases aggregated approximately $261,000, $357,000 and $434,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

    From time to time, the Company has been involved in litigation incidental to the conduct of its business. Currently, the Company is not a party to any lawsuit or proceeding which, in management's opinion, is likely to have a material adverse effect on its business, financial condition or results of operations.

NOTE 12--SUBSEQUENT EVENTS

    On January 27, 2000, VASCO filed for the listing of its common stock on the Nasdaq National Market. Additionally, on February 11, 2000 VASCO filed with the SEC for a public offering of its common stock for approximately $50,000,000. In connection with this offering, filings were made with the EASDAQ and the Nasdaq Stock Market.

                                  SCHEDULE II
                    VASCO DATA SECURITY INTERNATIONAL, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                 BAD DEBT
ALLOWANCE FOR DOUBTFUL ACCOUNTS                     BEGINNING    EXPENSE      ACCOUNTS      ENDING
FOR TRADE ACCOUNTS RECEIVABLE                        BALANCE    (RECOVERY)   WRITTEN OFF   BALANCE
-------------------------------                     ---------   ----------   -----------   --------
Year ended December 31, 1997......................  $452,000    $  97,000     $(120,000)   $429,000
Year ended December 31, 1998......................   429,000     (272,000)     (102,000)     55,000
Year ended December 31, 1999......................    55,000       65,216            --     120,216

                                                                OBSOLESCENCE
                                                    BEGINNING     EXPENSE       INVENTORY     ENDING
RESERVE FOR OBSOLETE INVENTORIES                     BALANCE     (RECOVERY)    WRITTEN OFF   BALANCE
--------------------------------                    ---------   ------------   -----------   --------
Year ended December 31, 1997......................  $154,000      $ 101,000     $ (91,000)   $164,000
Year ended December 31, 1998......................   164,000         35,000       (70,000)    129,000
Year ended December 31, 1999......................   129,000        (36,000)      (93,000)         --

                                                                         ANNEX A

               SUPPLEMENTAL INFORMATION AND SELLING RESTRICTIONS
          (EXCLUSIVELY FOR PURPOSES OF THE PUBLIC OFFERING IN BELGIUM,
             THE ADMISSION OF THE SHARES FOR LISTING ON EASDAQ AND
                 THE SALE OF SHARES TO INSTITUTIONAL INVESTORS
                   OUTSIDE OF BELGIUM AND THE UNITED STATES)

APPROVAL OF THE PROSPECTUS BY THE BELGIAN COMMISSION FOR BANKING AND FINANCE

    On March 28, 2000, the Belgian Commission for Banking and Finance ("COMMISSIE VOOR HET BANK- EN FINANCIEWEZEN / COMMISSION BANCAIRE ET FINANCIERE") ("CBF") approved this prospectus in accordance with article 29ter,
Section 1 of the Royal Decree n(o) 185 of July 9, 1935, as amended.

    The approval of this prospectus does not imply any judgement by the CBF on the merits or the quality of the offering, the shares or our company, or the adequacy and quality of this prospectus, and neither does it render any judgement on the position of the persons realizing the offering. The notice prescribed by article 29, Section1 of the aforementioned Royal Decree has been published in the Belgian press.

PERSONS RESPONSIBLE FOR THE CONTENTS OF THE PROSPECTUS

    VASCO Data Security Systems International, Inc., represented by Mr. Mario Houthooft, Chief Executive Officer, takes responsibility for the contents of this prospectus.

    I am, to the best of my knowledge and after having made all reasonable inquiries, of the opinion that the information given in this prospectus is accurate in all material respects and is not misleading and contains no omission of any information that could make any statement herein materially misleading.

    VASCO Data Security International, Inc.
    Mr. Mario Houthooft,
    Chief Executive Officer

ADDITIONAL GENERAL INFORMATION ABOUT VASCO

    CORPORATE STRUCTURE OF VASCO

    VASCO Data Security International, Inc. was incorporated under the laws of Delaware in 1997. Its registered office is at 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Illinois. Its telephone number at that address is (630) 932-8844.

    VASCO Data Security, Inc. was incorporated under the laws of the state of Delaware in 1984. Since its inception, it is a fully owned subsidiary of VASCO Data Security International, Inc. The registered office of VASCO Data Security, Inc. is at 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Illinois. Its telephone number at that address is (630) 932-8844.

    VASCO Data Security Europe NV/SA was incorporated under the laws of Belgium in 1996. Since its inception, it is a fully owned subsidiary of VASCO Data Security International, Inc. The registered office of VASCO Data Security Europe NV/SA is at Koningin Astridlaan 164, B-1780 Wemmel (Belgium).

    VASCO Data Security NV/SA was incorporated under the laws of Belgium in 1992 under the name "Digipass S.A.", which was changed into VASCO Data Security in 1997. It is a fully owned subsidiary of VASCO Data Security Europe NV/SA since 1996. The registered office of VASCO Data Security NV/SA is at Koningin Astridlaan 164, B-1780 Wemmel (Belgium).

    Lintel Security NV/SA was incorporated under the laws of Belgium in 1996. It is a fully owned subsidiary of VASCO Data Security Europe NV/SA since 1996. The registered office of Lintel Security NV/SA is at Koningin Astridlaan 164, B-1780 Wemmel (Belgium).

    VASCO Data Security France SA was incorporated under the laws of France in 1999. Since its inception, it is a fully owned subsidiary of VASCO Data Security Europe NV/SA. The registered office of VASCO Data Security France SA is at 481 Boulevard Alfred Daney, F-33300 Bordeaux (France).

    At the date of the prospectus, the organizational chart of VASCO is as follows:

                                    [CHART]

    The corporate organization of VASCO as depicted above is the result of acquisitions completed during the last two years and other events. However, the corporate structure is not representative of the business organization of VASCO which is divided in the IntelliSoft and IdentiSoft divisions and which use resources of all of the subsidiaries and the parent companies.

    U.S. CORPORATE GOVERNANCE MODEL

    In the United States, a corporation's business and affairs are managed by its board of directors. The powers of a board of directors are determined by the corporation law of the state in which the corporation is organized, known as its state of incorporation. Corporate directors and officers must act diligently under applicable guidelines or they will be held responsible for their acts and their failures to act.

    DIRECTORS. Generally, under state law, directors have responsibility for such matters as setting the policies of the corporation, authorizing major corporate actions, including the sale of securities, assuring that there are effective auditing procedures in place, determining the adequacy of compensation and selecting officers and monitoring the performance of those officers in the day to day management of the affairs of the corporation.

    Directors are obligated to maintain an awareness of corporate developments and to consider any material adverse development that may come to their attention. Directors are expected to spend a substantial amount of time in connection with the business of the corporation and must comply with their fiduciary duties of loyalty and care to the corporation.

    The standards to which directors are held, are primarily established by state law. A corporate director is a fiduciary whose dealings with the corporation are subject to rigorous scrutiny. In carrying out their responsibilities, directors have a duty of loyalty and a duty of care, both to the corporation and to its stockholders who are the ultimate owners of the corporation. The duty of loyalty dictates that a director must act in good faith and must not allow personal interests to prevail over the interests of the corporation and its stockholder. The duty of care requires a director to be diligent and prudent and to act on the basis of adequate information in arriving at a business decision. But directors have broad freedom of action. Thus, while they may be liable for any action that injures the corporation, whether it results from negligence or from participation in, approval of, or acquiescence in a wrongful act, they are not liable merely because, through their exercise of valid business judgment, they chose a course of action which turned out badly for the corporation. The doctrine that bars judicial inquiry into actions of directors taken in good faith and in honest pursuit of the legitimate purposes of the corporation, is called the "business judgment rule."

    OFFICERS. The board of directors exercises the rights and powers of the corporation granted by state law. Since corporate acts are performed through a corporation's directors, all powers directly conferred or impliedly granted by state law to the corporation, must be exercised by the directors or under their direction. Legally, the officers of a corporation are the agents through whom the board of directors acts. The board sets the goals and determines the strategy to achieve those goals and then designates the officers to give effect to those decisions. State law, either directly or indirectly, places the officers under the control of the directors.

    Specific powers and duties of officers, and provisions governing their exercise, are occasionally provided by state law. As a rule, however, the authority of an officer is found in the corporation's charter, bylaws or resolutions of the board of directors. The president of a corporation is accorded a substantial amount of "apparent" authority, since he or she is the active head of the corporation in its dealings with the public.

    ORGANIZATION OF VASCO. As indicated in the organizational chart above, we are organized as a publicly-held Delaware holding company with five wholly-owned subsidiaries. Our board of directors currently maintains two standing committees, the Audit Committee and the Compensation Committee. Our Audit Committee recommends the engagement of our independent auditors, reviews with the auditors the scope of their audit of our financial statements and reviews the independence of the auditors. Our Compensation Committee reviews and recommends all forms of compensation to be provided to our executive officers, directors and consultants.

    During 1999, our board of directors met once each fiscal quarter, and the Audit and Compensation Committees each met twice. We have no other committees organized at the present time and none are expected to be established in the foreseeable future. At our board meetings, however, the operating officers of our two primary divisions report to the board on the results of their operations for the preceding quarter and forecast the development of their respective businesses for the near term. In addition, reports on budget and other financial data, as well as research and development activities are presented to the board at these meetings. The board does not expect to significantly change its operating procedures during 2000.

    RECENT CAPITAL ISSUANCES

    At the time of the reorganization of VASCO in 1998, the following securities of our predecessor, VASCO Corp., were outstanding or issuable pursuant to outstanding operations, warrants and other rights to acquire:

    - Common Stock, 20,132,968 shares issued and outstanding

    - Common Stock, 1,977,757 shares underlying outstanding options under stock option plans described in the prospectus

    - Common Stock, 1,056,922 shares underlying outstanding warrants

    - Common Stock, 6,418,595 shares issuable pursuant to the following debt securities:

       - 9% Convertible Note held by Kyoto Securities, Ltd., $5.0 million principal amount (will be converted into 416,667 shares of our common stock upon completion of the offering)

       - 3.25% Convertible Loan Agreement with Artesia, N.V., formerly Banque Paribas Belgique NV/SA, $3.4 million principal amount (may be converted to approximately 154,500 shares of our common stock upon completion of the offering)

       - 9.5% Convertible Loan Agreement, $3.0 million principal amount (repaid in 1999)

As a result of the exchange offer and our reorganization, the foregoing securities of our predecessor were exchanged on a one-for-one basis for the same securities issued by VASCO. Nearly 98% of our predecessor's securities were tendered for exchange in the reorganization. The remaining securities were exchanged as part of a second step clean-up merger of our predecessor into VASCO.

    Since the reorganization, we have issued the following additional securities as part of private sales of our common stock, stock option awards and exercises, and in connection with our acquisition activities:

        1998           Issuance of 658,257 shares of our common stock in connection with the exercise of outstanding options under our stock
                       option plans. 26,019 shares were issued in lieu of interest payments and 14,472 shares were issued upon the exercise of outstanding warrants.

        April 1999     Private sale of 3,285,714 shares of our common stock to six institutional investors for an aggregate of $11.5 million in gross proceeds.

        May 1999       Issuance of 174,575 shares of our common stock in connection with our acquisition of SecureWare.

        October 1999   Issuance of 1,812,078 shares of our common stock in
                       connection with the acquisition of IntelliSoft Corp.

        1999           Issuance of 158,000 shares of our common stock in connection with the exercise of outstanding options under our stock
                       option plans and 200,000 shares in connection with the
                       exercise of outstanding warrants.

        2000           Issuance of 403,881 shares of our common stock in connection with the exercise of outstanding options under our stock
                       option plans and upon the exercise of outstanding warrants.

    As of March 8, 2000, we had 26,865,964 shares of our common stock outstanding.

    ADDITIONAL FINANCIAL INFORMATION

    We expect that our unaudited summary consolidated financial results for the three months ended March 31, 2000 will be released on or about April 3, 2000. This release will be announced in the Belgian financial press.

ADMISSION TO LISTING ON EASDAQ

    ADMISSION TO LISTING OF THE SHARES ON EASDAQ

    On February 11, 2000, VASCO applied for the admission to listing of all of its shares on EASDAQ. We expect that the shares will be listed from April 14, 2000.

    The shares shall be freely transferable within the European Union and shall, upon closing of the underwriting agreement, be fully paid up.

    Prior to the offering, these shares have not been listed, traded or quoted on any regulated or organized market or stock exchange in Europe.

    NATURE OF THE TRADING MARKET

    EASDAQ's goal is to provide a trading forum for growth companies seeking development capital to access the stock market. Admission to the EASDAQ is subject to certain adequacy and liquidity requirements determined by the EASDAQ Market Authority. In addition, companies applying for admission to trading on EASDAQ are required to publish relevant financial and other information regularly and to keep the public informed of all events likely to affect the market price of their securities.

    EASDAQ became operational in November 1996. There can be no assurance that EASDAQ will develop into a stable and liquid market for securities or that price fluctuations on the EASDAQ will not have a negative impact on the market price of the shares. No assurance can be given that any market for the shares will develop or be sustained. No predication can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the shares prevailing from time to time.

    During EASDAQ business hours the market makers shall, in accordance with EASDAQ rules, display bid and ask prices at which they are willing to purchase from and sell to other EASDAQ members financial instruments listed or traded on EASDAQ. Quotations must be valid at least for the minimum quotation size for that financial instrument as specified by the Market Authority.

    CLEARING AND SETTLEMENT SYSTEM

    The following summarizes our understanding of the operation of the clearing system that will apply to transactions on NASDAQ and on EASDAQ. Persons proposing to trade the shares on NASDAQ or EASDAQ should inform themselves about the costs of such trading.

    The shares will be represented by one or more global share certificates that will be deposited with Illinois Stock Transfer and Trust Company, on behalf of the Depository Trust Company ("DTC"). DTC is a trust company that holds securities for its participating organizations and that facilitates the settlement of transactions in each securities between participants through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's systems is also available to other entities as bankers, brokers, dealers and trust companies that clear through or maintain a custodial relationship either directly or indirectly with a DTC participant. Euroclear and Clearstream are such indirect DTC participants.

    Our common stock is expected to be quoted on EASDAQ in U.S. dollars. Transactions in our shares on EASDAQ will be settled through the Euroclear or Clearstream Systems. Investors in the shares who wish to trade on EASDAQ must have a securities account with a financial institution which has direct or indirect access to Euroclear or Clearstream.

    Euroclear and Clearstream hold securities and book-entry interests in securities for their direct participants and facilitate the clearance and settlement of securities transactions between their respective participants, and between their participants and participants of certain other securities intermediaries, including DTC, through electronic book-entry changes in accounts of such participants or other securities intermediaries.

    Euroclear and Clearstream provide their respective participants, amongst other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

    Euroclear and Clearstream participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, foreign depositories, corporations, trust companies and certain other organizations and include the underwriters.

    Clearstream and Euroclear will not monitor any transfer and ownership restrictions. Book-entry settlement is mandatory for all financial instruments traded on EASDAQ. Physical certificates cannot be used to settle a market transaction. The clearing agency conducts a real-time gross payment system in connection with its clearance operation, payments being made simultaneously with the book-entry transfers between securities accounts.

OFFERING

    TOTAL NUMBER OF OFFERED SHARES

    On February 3, 2000, our board of directors has decided to authorize the issuance and sale of up to 4,000,000 shares, all or part of which are expected to be purchased on or about April 13, 2000, by the underwriters with the purpose of placing them to the public. The selling shareholders intend to sell 450,000 existing shares (depending on the exercise of the over-allotment option). The underwriters intend to offer the shares to the investors, subject to the successful negotiation and execution of the underwriting agreement.

    The total number of shares outstanding before the offering amounts to 26,865,964.

    The total number of shares outstanding after the offering amounts to 29,865,964, assuming that all the shares will be subscribed to upon the completion of the offering.

    OVER-ALLOTMENT OPTION

    Upon the signing of the underwriting agreement, the selling shareholders are expected to grant the Global Coordinator, on behalf of the underwriters, an option to acquire up to 450,000 existing shares to cover over-allotments, if any. The net proceeds of the sale of these existing shares through the offering, in case and to the extent that the over-allotment option be exercised, will go to the selling shareholders only.

    The over-allotment option is exercisable by the Global Coordinator within a period of 30 days after the closing date.

    PLACEMENT OF THE OFFERED SHARES

    The shares are offered through:

    - a public offering in Belgium,

    - a public offering in the United States, and

    - a private offering in each of France, Germany, Spain, Switzerland, Luxembourg, The Netherlands and the United Kingdom.

    BOOKBUILDING AND SUBSCRIPTION PROCEDURE

    During the offering period, as described below, binding offers to purchase the shares will be solicited from retail and institutional investors in Belgium and from certain institutional investors outside Belgium, excluding the United States (the "Bookbuilding"). The purpose of the Bookbuilding is to allow the market to determine the final offering price.

    During the offering period, investors will be invited to submit to the underwriters their orders indicating the number of shares they (bindingly) offer to purchase.

    Retail investors will have to indicate the maximum price at which they make such binding purchase offer, in the absence of which such purchase offer will be considered void.

    All purchase orders received during the offering period, which are at a price level equal or higher than the final offering price will be eligible for allocation of all or part of the shares ordered.

    If a new significant fact which might have an influence on the public's judgment, occurs between the approval of the prospectus by the CBF and the closing of the offering, and we have to provide an amendment to the prospectus pursuant to article 29, Section 2 of the Royal Decree n(o) 185 of July 9, 1935, investors shall have the right to cancel their purchase order on the date of the publication of the amendment in the Belgian financial press and on the first business day following such publication.

    DETERMINATION OF THE FINAL OFFERING PRICE

    The final offering price will be a single U.S. dollars price applicable for all investors and is expected to be fixed, by the Global Coordinator and ourselves taking into account relevant elements including, but not limited to, the closing price of the shares, on the pricing date, on the NASD Electronic Bulletin Board, the number of offers received, the quality of the investors making such offers, the prices at which the offers were made and the market circumstances. The final offering price is expected to be fixed on the first business date after the closing of the offering period which is scheduled to close at the latest on April 13, 2000, but can be curtailed as indicated below. At the latest on the first day of listing of the shares on EASDAQ, we shall publish in the Belgian financial press where you can obtain information on the final offering price.

    ALLOCATION OF SHARES

    In the event that the number of shares is insufficient to satisfy all bids made at or about the final offering price, the application shall lead to partial allocation. It is our intention to establish a balanced basis of retail and institutional shareholders as well as a broad basis of international shareholders. A ratio of 80% institutional and 20% retail investors is used as a working hypothesis to establish such a base. Subject to our objectives, and using objective criteria as to the allocation of shares to Belgian retail investors, Fortis Bank as Global Coordinator, will, in consultation with ourselves, determine how to allocate the shares among investors.

    With regard to the public offering in Belgium, priority may be given to retail investors having subscribed with Fortis Bank, Artesia Bank N.V. and Bank Degroof. In relation to the institutional investors, priority may be given to the orders introduced first.

    If the underwriters determine, or have reason to believe, that for a single investor several orders were submitted, the underwriters may reduce or disregard the allotment. In addition, subscriptions whose abnormally large size could disrupt the secondary market, may be reduced or disregarded.

    Information where you can find the allocation key with respect to Belgian retail investors, will be published in Belgian financial press at the latest on the first day of listing of the shares on EASDAQ.

    OFFERING PERIOD

    The offering period for the offering will coincide with the bookbuilding period described above. The offering period will commence on March 31, 2000 and is expected to close at the latest by 4 p.m., Brussels time, on April 13, 2000. The offering period can, by agreement between the Global Coordinator and ourselves, be curtailed as soon as the total amount of the shares (including the existing shares depending on the exercise of the over-allotment option) in the offering has been, in the opinion of the Global Coordinator and ourselves, sufficiently oversubscribed, taking into account the then prevailing and expected market circumstances. The decision to curtail the offering period can be different for European retail and institutional investors on the one hand, and for U.S. retail and institutional investors on the other hand. The decision to curtail the offering period for Belgian investors will be published in the Belgian financial press. No subscriptions will be accepted after closing of the offering period.

    PAYMENT

    The shares must be fully paid by the investors to the underwriters in U.S. dollars.

    Belgian retail investors must authorize their bank to debit their account,
for value at the latest       for an amount in U.S. dollars, equal to the final
offering price multiplied by the number of shares which will be allocated to them, and increased by the applicable stock exchange tax.

    Institutional investors must indicate in their fax the account number which will be debited, for value at the latest April 18, 2000 for an amount in U.S. dollars, equal to the final offering price, multiplied by the number of shares which will be allocated to them, and increased by the stock exchange tax, if applicable.

    Any possible costs charged by financial intermediaries not acting as selling agent which received bids are to be borne by the investor.

    Investors wishing to subscribe shares at a financial institution which is not their own, are usually requested to open an account at this institution and, as the case may be, to deposit an advance payment on the amount of their subscription. Investors should make inquiries about the costs financial institutions may charge for opening or closing an account, for transferring securities from one securities account to another or any other transaction with securities, and about the arrangements for the return of moneys to investors if their purchase orders are not accepted, in whole or in part, and the timetable for the return of such moneys.

FORM AND DELIVERY OF THE SHARES

    The shares, which are all in bearer form and represented by global certificates deposited with the clearing agency, will be allocated in book-entry form. The book-entry will indicate for whose account the clearing agency ultimately holds, as a depository, what number of shares and will, hence, indirectly evidence title to the shares.

    Book-entry is mandatory for settlement of market transactions on EASDAQ. The clearing agency will not clear any settlements for shares not represented on the global share certificates deposited with the clearing agency.

    Each shareholder is entitled to receive physical delivery of a stock certificate representing their shares of common stock. Any shareholder wishing to receive a stock certificate should contact Jim Reed at Illinois Stock Transfer Company at 312-427-2953. Written requests may be directed to Mr. Reed at 209 West Jackson Blvd., Suite 903, Chicago, Illinois 60606. Certificates will be delivered without charge to shareholders making a request. As such separate shares would no longer be deposited with the clearing agency, trading of these shares on EASDAQ would no longer be available. In addition, a special tax on the physical delivery of bearer shares could be imposed in the amount of 0.2% of the value of the relevant shares. See also under "Belgian Tax Considerations--(e) Tax on the Physical Delivery of Bearer Securities."

PAYING AGENT

    In Belgium, Fortis Bank, Artesia Bank N.V. and Bank Degroof will act as a paying agent for the shares, free of charge for the shareholders. The cost of distributing dividends through the paying agent, if any, will be paid by us. Any changes or additions of paying agents will be announced in the Belgian financial press and through the EASDAQ Publication Means (i.e., the "EASDAQ Company Reporting System" or "ECR System").

COSTS OF THE OFFERING

    On the basis of an offering price of U.S. dollars $19.25 per share, the overall costs for the offering are estimated (and subject to confirmation) at aprroximately U.S. dollars $4,395,000 and include:

the legal, administrative and       authorities:                        $  199,512.00
other costs:                        auditors:                              200,000.00

                                    legal costs:                           200,000.00
                                    other costs:                           330,000.00

the underwriting commission,
management commission and selling
commission due to the underwriters
in the offering (excluding
commission in the event of an
exercise of the over-allotment                                              3,465,000
option):

    Except for the 0.17% Stock Exchange Tax applicable to Belgian residents, payable by the investors in respect of the shares, and the fees to the underwriters with regard to the sale of the existing shares, if any, which will be paid by the selling shareholders, all costs relating to the offering of the shares are borne by us.

REPORTING REQUIREMENTS OF 5% OWNERS OF OUR COMMON STOCK

    The U.S. Securities Exchange Act of 1934, as amended by the Williams Act of 1968, extends the disclosure requirements of the U.S. federal securities laws not only to tender offer situations, but also to individuals and companies purchasing substantial blocks of securities of publicly-held companies. The Act seeks to give the investing public enough information about those attempting to acquire, and those attempting to keep, corporate control to enable stockholders to make an informed decision on whether to hold or to sell their shares.

    In this regard, a person or a group, whether in the United States or not, whose acquisitions result in the beneficial ownership of more than 5% of a class of a company's registered securities is required to file a report on
Schedule 13D within 10 days of the acquisition. The Schedule must be filed with the SEC, the issuer of the securities being purchased and the exchange upon the securities are traded. Among other things, Schedule 13D requires disclosure of the purchaser's identity and purpose and its source of funds for the acquisition.

SELLING RESTRICTIONS

    THE UNITED KINGDOM

    Each underwriter has agreed that (1) it has not offered and sold and, prior to the expiry of the period of six months from the closing of the offering, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulation 1995; (2) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulation 1995 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the offer of the shares if that person is of a kind described in article 11(3) of the United Kingdom

Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

    FRANCE

    The present private placement is not described in an information memorandum subject to the visa of the Commission des Operations de Bourse. The offerees may participate in this private placement provided that they are acting for their own account pursuant to the provisions set forth in the Decree n DEG.98-880 of 1 October 1998. The resale, directly or indirectly, to the public of the securities as so purchased can only be made in accordance with the provisions of articles 6 and 7 of the ordinance n DEG.67-833 of 28 September 1967.

    THE NETHERLANDS

    The shares may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities who or which trade or invest in securities in the conduct of business or a profession, such as banks, brokers, dealers, institutional investors and multinationals with a treasury department, in accordance with article 2 of the Dutch Exemption Regulation to the Act on the Supervision on Securities Transactions 1995 ("VRIJSTELLINGSREGELING WET TOEZICHT EFFECTENVERKEER 1995").

    LUXEMBOURG

    Each underwriter has represented and agreed that it will not publicly offer or sell any shares in Luxembourg except for shares listed on the Luxembourg Stock Exchange or other shares for which the requirements of Luxembourg law concerning public offerings of securities have been met.

BELGIAN TAX CONSIDERATIONS

    The following summary is based on the tax laws of the Kingdom of Belgium as in effect on the date of this prospectus and is subject to changes including changes that could have retroactive effect. This summary does not take into account or discuss the tax laws of any country other than the Kingdom of Belgium. Prospective purchasers of shares of common stock should consult their own tax advisers as to the Belgian and other tax consequences of the purchase, ownership and disposition of the shares of common stock. This summary does not describe Belgian federal and regional estate and gift tax considerations. Furthermore, it does not address Belgian tax consideration relevant to potential purchasers, subject to taxing jurisdictions other than, or in addition to, the Kingdom of Belgium, and does not address all possible categories of securities' holders, some of whom may be subject to special rules.

(A) WITHOLDING TAXES

    The summary below only relates to Belgian withholding tax. As referred to in the section of the prospectus on U.S. tax matters, dividends distributed are also subject to U.S. withholding tax. The US withholding tax on dividends amounts to 30%. This rate can be reduced to 15% (or 5% if a shareholder holds more than 10% of the shares) pursuant to the tax treaty between Belgium and the U.S., provided that the shareholder concerned provides the appropriate Belgian residence certification required by the U.S. Revenue Service.

    1.  INDIVIDUAL SHAREHOLDERS

       (a) Dividends distributed to an individual shareholder subject to the Belgian individual income tax are, in principle, subject to a 25% withholding tax in case the dividends are paid or attributed through a Belgian financial intermediary. This withholding tax is a final tax if the shareholder is holding his shares of common stock as a private investment, rather than a business asset. If the withholding tax is the final tax, the dividend income does not need to be reported in the individual annual income tax return.

       (b) Dividends paid or attributed to an individual shareholder subject to the Belgian individual income tax are not subject to a withholding tax in case the dividends are not paid or attributed through a Belgian financial intermediary or Belgian paying agent.

    2.  CORPORATE SHAREHOLDERS

       Dividend income received by a Belgian resident company, subject to Belgian corporate income tax from a non-resident company, is exempt from withholding tax, provided that the appropriate formalities have been fulfilled.

    3.  SHAREHOLDERS SUBJECT TO THE LEGAL ENTITY TAX
       ("RECHTSPERSONENBELASTING/IMPOT DES PERSONNES MORALES")

       Dividends received by a Belgian resident entity subject to the Legal Entity Tax ("Rechtspersonenbelasting/Impot des personnes morales") (e.g. pension funds), are, in principle, subject to a withholding tax of 25%.

(B) INCOME TAX.

    1.  INDIVIDUAL SHAREHOLDERS

       For dividends paid or attributed to an individual shareholder subject to the Belgian individual income tax which have not been subject to a withholding tax, said individual shareholder should mention the amount of the dividend received in his annual individual income tax return. The dividend income will then be subject to a separate tax at a rate of 25%, increased with the applicable municipal surcharge.

       If the shares of common stock are connected with the shareholder's business, the dividends are taxable at the ordinary rate for business income (varying from 25% to 55%, to be increased by the applicable municipal surcharge and a 3% crisis surcharge).

    2.  CORPORATE SHAREHOLDERS

       For Belgian resident companies, the dividend income must be added to their taxable income, which is, in principle, taxed at the income tax rate of (currently) 40.17% (under certain conditions, reduced rates apply).

       If such company holds an equity participation of at least 5% or with an acquisition value of at least BEF 50,000,000 at the time of the dividend distribution, 95% of the gross dividend received can in principle be deducted from the taxable income ("participation exemption"). The minimum shareholding requirement does not apply if the corporate investor is identified as a credit institution mentioned in article 56, Section1 of the Belgian Tax Code (1992), as an insurance company mentioned in article 56, Section2, 2 DEG., h of the Belgian Income Tax Code (1992), as a stockbroker company mentioned in article 47 of the Belgian Act of April 6, 1995 or as an investment company as defined in article 2, Section2, 6 DEG. of the Belgian Income Tax Code (1992).

       Belgian dividend withholding tax, if any, can be credited against the corporate final income tax, provided that the company concerned has the full ownership of the shares of common stock at the time of payment or attribution of the dividends and provided that the dividend distribution does not entail a reduction in value of or capital loss on the shares of common stock.

    3.  SHAREHOLDERS SUBJECT TO THE LEGAL ENTITY TAX
       ("RECHTSPERSONENBELASTING/IMPOT DES PERSONNES MORALES")

       The above mentioned withholding tax constitutes a final tax. In case no Belgian dividend withholding tax is levied, the shareholder itself must pay the dividend withholding tax.

(C) CAPITAL GAINS TAXATION

    1.  INDIVIDUAL SHAREHOLDERS

       Individual Belgian resident shareholders holding ordinary shares of common stock as a private investment are normally not subject to capital gains taxation on the disposal of shares of common stock. However, capital gains may become taxable at a rate of 33%, increased with a 3% crisis surcharge and the applicable municipal surcharge, in case the capital gains are considered as speculative income, i.e. income resulting from operations or speculations exceeding the normal administration of one own private estate.

       If the shares of common stock are effectively connected with a business activity, capital gains on the disposal of the shares of common stock become taxable at a separate rate of 16.5% (increased with a 3% crisis surcharge and the applicable municipal surcharge) in case the shares of common stock have been invested in the business for more than 5 years. If the shares have not been invested in the business for more than 5 years, the progressive individual income tax rates (varying from 25% to 55% increased with a 3% crisis surcharge and the applicable municipal surcharge) apply.

    2.  CORPORATE SHAREHOLDERS.

       Capital gains on shares of common stock are, in general, tax exempt for Belgian resident companies if the dividends thereof qualify for the "participation exemption". The participation conditions, as set out above, do not apply for the capital gains exemption.

       Capital losses realised on shares of common stock are not tax deductible under Belgian tax law.

    3.  SHAREHOLDERS SUBJECT TO THE LEGAL ENTITY TAX
       ("RECHTSPERSONENBELASTING/IMPOT DES PERSONNES MORALES")

       Capital gains on shares of common stock are, in general, tax-exempt. Capital losses realized on shares of common stock are not tax deductible under Belgian tax law.

(D) TAX ON STOCK EXCHANGE TRANSACTIONS

       The purchase and sale in Belgium, through a "professional intermediary", of existing shares of common stock are subject to the tax on stock exchange transactions (the "Tax on Stock Exchange Transactions") in the amount of 0.17% (but limited to BEF 10,000 per transaction and per party). The delivery in Belgium, through a "professional intermediary", of newly issued shares of common stock is subject to the Tax on Stock Exchange Transactions in the amount of 0.35% (but limited to BEF 10,000 per transaction and per party).

       The Tax on Stock Exchange Transactions is not due by professional intermediaries mentioned in article 2 of the Act of April 6, 1995, acting for their own account, insurance companies mentioned in article 2, Section1, of the Act of July 9, 1975, acting for their own account, pension funds mentioned in article 2, Section3, 6 DEG. of the Act of July 9, 1975, acting for their own account, collective investment institutions mentioned in the Act of December 4, 1990, acting for their own account or by non-residents upon delivery of a certificate of non-residence.

(E) TAX ON THE PHYSICAL DELIVERY OF BEARER SECURITIES

       A special tax on the physical delivery of bearer securities applies, amounting to 0.2% of the value of the relevant securities. Such physical delivery triggering the tax should normally not occur since book-entry form is mandatory for settlement of all financial instruments traded on EASDAQ and NASDAQ. The tax may, however, be due if the physical delivery takes place through a Belgian professional intermediary.

                [Graphic illustration of company products]


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                                     [LOGO]

                            ------------------------

                                   PROSPECTUS
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                                  FORTIS BANK

                     FIRST ANALYSIS SECURITIES CORPORATION
                          H.C. WAINWRIGHT & CO., INC.
                               ARTESIA BANK N.V.
                                  BANK DEGROOF

                                           , 2000

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